EXHIBIT 99.1

KANEB SERVICES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands — Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Services	$102,183	$94,058	$201,405	$184,756
Products	233,012	160,144	424,816	302,625

Total revenues	335,195	254,202	626,221	487,381

Costs and expenses:
Cost of products sold	222,168	153,364	405,165	289,795
Operating costs	58,109	43,371	104,731	86,795
Depreciation and amortization	14,663	13,738	29,501	27,645
General and administrative	29,499	7,195	40,897	13,697
Provision for loss contingencies	42,000	—	42,000	—

Total costs and expenses	366,439	217,668	622,294	417,932

Operating income (loss)	(31,244)	36,534	3,927	69,449
Interest and other income	107	61	313	93
Interest expense	(12,636)	(10,720)	(23,984)	(21,349)

Income (loss) before income taxes and interest of outside non-controlling partners in KPP’s net (income) loss	(43,773)	25,875	(19,744)	48,193

Income tax benefit (expense)	14,304	(606)	12,778	(1,769)
Interest of outside non-controlling partners in KPP’s net (income) loss	18,012	(17,874)	2,158	(33,034)

Net income (loss)	$(11,457)	$7,395	$(4,808)	$13,390

Earnings (loss) per share:
Basic	$(.97)	$.63	$(.41)	$1.15
Diluted	$(.97)	$.62	$(.41)	$1.12

See Notes to Consolidated Financial Statements

Exhibit 99.1 page 1

KANEB SERVICES LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$17,291	$38,415
Accounts receivable	88,090	85,976
Inventories	26,318	25,448
Prepaid expenses and other	20,559	12,614

Total current assets	152,258	162,453

Property and equipment	1,468,873	1,451,176
Less accumulated depreciation	329,352	302,564

Net property and equipment	1,139,521	1,148,612

Investment in affiliates	26,828	25,939

Excess of cost over fair value of net assets of acquired business and other assets	18,313	19,884

	$1,336,920	$1,356,888

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$195,984	$—
Accounts payable	45,145	54,280
Accrued expenses	40,156	46,993
Accrued interest payable	8,928	9,374
Accrued distributions payable to shareholders	—	5,801
Accrued distributions payable to outside non-controlling partners in KPP	—	19,863

Total current liabilities	290,213	136,311

Long-term debt, less current portion	528,723	688,985

Other liabilities and deferred taxes	76,086	53,520

Commitments and contingencies (see note 6)

Interest of outside non-controlling partners in KPP	373,333	397,717

Shareholders’ equity	68,565	80,355

	$1,336,920	$1,356,888

See Notes to Consolidated Financial Statements

Exhibit 99.1 page 2

KANEB SERVICES LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Operating activities:
Net income (loss)	$(4,808)	$13,390
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,501	27,645
Provision for loss contingencies	42,000	—
Equity in earnings of affiliates, net of distributions	(889)	(497)
Interest of outside non-controlling partners in KPP’s net income (loss)	(2,158)	33,034
Deferred income taxes	(14,449)	(230)
Other	1,334	(792)
Changes in working capital components	(28,713)	(7,617)

Net cash provided by operating activities	21,818	64,933

Investing activities:
Capital expenditures, primarily KPP	(22,030)	(17,340)
Acquisitions by KPP	(10,034)	(12,478)
Other	784	(722)

Net cash used in investing activities	(31,280)	(30,540)

Financing activities:
Issuance of debt	39,690	17,923
Payments on debt	—	(2,000)
Distributions to shareholders	(11,724)	(11,134)
Distributions to outside non-controlling partners in KPP	(39,727)	(39,014)
Other	99	87

Net cash used in financing activities	(11,662)	(34,138)

Increase (decrease) in cash and cash equivalents	(21,124)	255
Cash and cash equivalents at beginning of period	38,415	43,457

Cash and cash equivalents at end of period	$17,291	$43,712

Supplemental cash flow information – cash paid for interest	$22,705	$20,899

See Notes to Consolidated Financial Statements

Exhibit 99.1 page 3

KANEB SERVICES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements reflect the results of operations of Kaneb Services LLC (the “Company”), its wholly owned subsidiaries and Kaneb Pipe Line Partners, L.P. (“KPP”).  The Company controls the operations of KPP through its 2% general partner interest and 18% limited partner interest in KPP as of June 30, 2005.  All significant intercompany transactions and balances have been eliminated.

The unaudited condensed consolidated financial statements of the Company for the three and six month periods ended June 30, 2005 and 2004, have been prepared in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies followed by the Company are disclosed in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  In the opinion of the Company’s management, the accompanying condensed consolidated financial statements contain all of the adjustments, consisting of normal recurring accruals, necessary to present fairly the consolidated financial position of the Company and its consolidated subsidiaries at June 30, 2005, and the consolidated results of their operations and cash flows for the periods ended June 30, 2005 and 2004.  Operating results for the three and six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

2.              VALERO L.P. MERGER

On July 1, 2005, Valero L.P. acquired all of the outstanding shares of the Company as well as all of the outstanding units of KPP.  Consequently, the Company and KPP became wholly owned subsidiaries of Valero L.P.

In connection with the acquisition by Valero L.P., the Company incurred certain costs directly related to the acquisition.  For the six months ended June 30, 2005, approximately $23.0 million was included in general and administrative expenses related principally to settling certain outstanding stock awards and settling other employee compensation obligations, and legal fees associated with the acquisition.  In addition, on June 30, 2005 the Company and KPP paid approximately $4.4 million in contractual change of control payments.  Because these payments were contingent upon the closing of the Valero L.P. merger, these payments were included in prepaid expenses and other at June 30, 2005.  To fund a portion of these expenses, the Company and KPP borrowed approximately $39.7 million in the second quarter of 2005.

On July 1, 2005, Valero L.P. sold all of the outstanding equity interests of Martin Oil LLC, an indirect wholly owned subsidiary of KSL, to Valero Marketing and Supply Company, a wholly owned subsidiary of Valero Energy Corporation, for approximately $27 million.

On July 1, 2005, Valero L.P. entered into a definitive agreement to sell certain of KPP’s assets to Pacific Energy Partners L.P. for approximately $455 million.  These asset sales were required by the U.S. Federal Trade Commission as a condition to closing the merger.

Exhibit 99.1 page 4

3.              COMPREHENSIVE INCOME

Comprehensive income (loss) for the three and six months ended June 30, 2005 and 2004, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands)

Net income (loss)	$(11,457)	$7,395	$(4,808)	$13,390
Foreign currency translation adjustment	(443)	(402)	(596)	(451)
Gain on interest rate hedging transaction	12	8	18	17

Comprehensive income (loss)	$(11,888)	$7,001	$(5,386)	$12,956

Accumulated other comprehensive income aggregated $2.6 million at June 30, 2005 and $3.2 million at December 31, 2004, respectively.

4.              CASH DISTRIBUTIONS

Prior to the acquisition by Valero L.P., the Company made quarterly distributions of 100% of its available cash, as defined in the limited liability company agreement, to common shareholders of record on the applicable record date, within 45 days after the end of each quarter.  Available cash consisted generally of all the cash receipts of the Company, less all cash disbursements and reserves.  Excess cash flow of the Company’s wholly owned marketing operations was used to reduce working capital borrowings.  Due to the acquisition by Valero L.P., neither the Company nor KPP declared any distributions subsequent to June 30, 2005.  Accordingly, the June 30, 2005 consolidated balance sheet of the Company does not reflect any amounts for accrued distributions payable.  A cash distribution of $0.495 per share with respect to the fourth quarter of 2004 was paid on February 14, 2005.  A cash distribution of $0.495 per share with respect to the first quarter of 2005 was paid on May 13, 2005.

Exhibit 99.1 page 5

5.              EARNINGS (LOSS) PER SHARE

Earnings (loss) per share for the three and six months ended June 30, 2005 and 2004, is calculated using the Company’s basic and diluted weighted average shares outstanding for the period.  For the three months ended June 30, 2005 and 2004, basic weighted average shares outstanding were 11,871,000 and 11,693,000, respectively, and diluted weighted average shares outstanding were 11,871,000 and 11,911,000, respectively.  For the six months ended June 30, 2005 and 2004, basic weighted average shares outstanding were 11,871,000 and 11,680,000, respectively, and diluted weighted average shares outstanding were 11,871,000 and 11,907,000, respectively.

6.              CONTINGENCIES

GENERAL

The operations of KPP are subject to federal, state and local laws and regulations in the United States and various foreign locations relating to protection of the environment. Although KPP believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by KPP. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of KPP, could result in substantial costs and liabilities to KPP.

LITIGATION AND ENVIRONMENTAL

KPP has contingent liabilities resulting from various litigation, claims and commitments, some of which are incident to the ordinary course of business.  Other contingencies, which are considered more significant by KPP, are discussed below.  Subsequent to the acquisition of the Company by Valero L.P., new management of the Company determined based on a comprehensive review of the matters disclosed below that an additional $42 million accrual for potential loss contingencies was required, which was recorded in the quarter ended June 30, 2005.  Accordingly, KPP has recorded estimated reserves totaling approximately $44 million related to certain of the matters discussed below.  These reserves have been recorded in compliance with generally accepted accounting principles, however, management believes that there are defenses in each of these matters and it intends to vigorously defend each matter.  As a result, the actual payment of any amounts reserved and the timing of such payments ultimately made is uncertain.  Management also believes that should KPP be unable to successfully defend itself in these matters, the ultimate payment of any or all of the

Exhibit 99.1 page 6

amounts reserved would not have a material adverse effect on KPP’s financial position.  However, given the inherent uncertainty in estimating reserves for such matters, KPP can give no assurance that the amounts recorded will not require adjustment in the future, and such adjustments could be significant and could have a material adverse effect on KPP’s financial position and results of operations.

Grace Matter

Certain subsidiaries of KPP were sued in a Texas state court in 1997 by Grace Energy Corporation (“Grace”), the entity from which KPP acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from fuel leaks in the early 1970’s from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts (the “Otis pipeline” or the “pipeline”), ceased operations in 1973 and was abandoned before 1978, when the connecting terminal was sold to an unrelated entity. Grace alleged that subsidiaries of KPP acquired the abandoned pipeline as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the fuel leaks. Grace sought a ruling from the Texas court that these subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it had incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of KPP’s subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

At the end of the trial, the jury returned a verdict including findings that (1) Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and (2) the pipeline was abandoned before 1978 — 15 years before KPP’s subsidiaries acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from the subsidiaries on its claims seeking recovery of remediation costs. Although KPP’s subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by KPP’s subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of the subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company (successor to Grace Petroleum Company) wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of approximately $1.8 million. Both KPP’s subsidiaries and Grace have appealed the trial

Exhibit 99.1 page 7

court’s final judgment to the Texas Court of Appeals in Dallas. In particular, the subsidiaries have filed an appeal of the judgment finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay of actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, KPP’s subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

The Otis Air Force Base is a part of the Massachusetts Military Reservation (“MMR Site”), which has been declared a Superfund Site pursuant to CERCLA. The MMR Site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the fuel leaks. KPP’s subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and KPP’s subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

By letter dated July 26, 2001, the United States Department of Justice (“DOJ”) advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government’s response costs at the two spill areas discussed above.  The DOJ relied in part on the Texas state court judgment, which in the DOJ’s view, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believed it had incurred costs exceeding $40 million, and expected to incur future costs exceeding an additional $22 million, for remediation of the two spill areas.  KPP believes that its subsidiaries have substantial defenses. ST Services responded to the DOJ on September 6, 2001, contesting the Government’s positions and declining to reimburse any response costs.  In 2002, the DOJ asserted that, inclusive of both spill areas, it had incurred over $49 million

Exhibit 99.1 page 8

in costs and expected to incur additional costs of approximately $19 million.  The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs. Representatives of ST Services have met with representatives of the Government on several occasions since September 6, 2001 to discuss the Government’s claims and to exchange information related to such claims. Additional exchanges of information may occur in the future and additional meetings may be held to discuss possible resolution of the Government’s claims without litigation.  KPP does not believe this matter will have a material adverse effect on its financial condition, although there can be no assurances as to the ultimate outcome.

PEPCO Matter

On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (“PEPCO”) ruptured.  Some work performed with regard to the pipeline was conducted by a partnership of which ST Services is general partner.  PEPCO alleges that it has incurred costs of approximately $80 million as a result of the spill.  PEPCO probably will continue to incur some cleanup related costs for the foreseeable future, primarily in connection with EPA requirements for monitoring the condition of some of the impacted areas.  Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services’ insurance carriers.  ST Services and PEPCO have not, however, reached a final agreement regarding ST Services’ proportionate responsibility for this cleanup effort, if any, and cannot predict the amount, if any, that ultimately may be determined to be ST Services’ share of the remediation expense, but ST Services believes that such amount will be covered by insurance and therefore will not materially adversely affect KPP’s financial condition.

As a result of the rupture, purported class actions were filed against PEPCO and ST Services in federal and state court in Maryland by property and business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act (“OPA”) and Maryland common law.  The federal court consolidated all of the federal cases in a case styled as In re Swanson Creek Oil Spill Litigation.  A settlement of the consolidated class action, and a companion state-court class action, was reached and approved by the federal judge.  The settlement involved creation and funding by PEPCO and ST Services of a $2,250,000 class settlement fund, from which all participating claimants would be paid according to a court-approved formula, as well as a court-approved payment to plaintiffs’ attorneys.   The settlement has been consummated and the fund, to which PEPCO and ST Services contributed equal amounts, has been distributed.  Participating claimants’ claims have been settled and dismissed with prejudice.  A number of class members elected not to participate in the settlement, i.e., to “opt out,” thereby preserving their claims against PEPCO and ST Services.  All non-participant claims have been settled for immaterial amounts with ST Services’ portion of such settlements provided by its insurance carrier.

Exhibit 99.1 page 9

PEPCO and ST Services agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA and of selecting restoration projects.  This process was completed in mid-2002.  ST Services’ insurer has paid ST Services’ agreed 50 percent share of these assessment costs.  In late November 2002, PEPCO and ST Services entered into a Consent Decree resolving the federal and state trustees’ claims for natural resource damages.  The decree required payments by ST Services and PEPCO of a total of approximately $3 million to fund the restoration projects and for remaining damage assessment costs.  The federal court entered the Consent Decree as a final judgment on December 31, 2002.  PEPCO and ST Services have each paid their 50% share and thus fully performed their payment obligations under the Consent Decree.  ST Services’ insurance carrier funded ST Services’ payment.

The U.S. Department of Transportation (“DOT”) has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $647,000 jointly against the two companies.  ST Services and PEPCO have contested the DOT allegations and the proposed penalty.  A hearing was held before the Office of Pipeline Safety at the DOT in late 2001. In June of 2004, the DOT issued a final order reducing the penalty to $256,250 jointly against ST Services and PEPCO and $74,000 against ST Services.

By letter dated January 4, 2002, the Attorney General’s Office for the State of Maryland advised ST Services that it intended to seek penalties from ST Services in connection with the April 7, 2000 spill.  The State of Maryland subsequently asserted that it would seek penalties against ST Services and PEPCO totaling up to $12 million.  A settlement of this claim was reached in mid-2002 under which ST Services’ insurer will pay a total of slightly more than $1 million in installments over a five year period.  PEPCO has also reached a settlement of these claims with the State of Maryland.  Accordingly, KPP believes that this matter will not have a material adverse effect on its financial condition.

On December 13, 2002, ST Services sued PEPCO in the Superior Court, District of Columbia, seeking, among other things, a declaratory judgment as to ST Services’ legal obligations, if any, to reimburse PEPCO for costs of the oil spill.  On December 16, 2002, PEPCO sued ST Services in the United States District Court for the District of Maryland, seeking recovery of all its costs for remediation of and response to the oil spill.  Pursuant to an agreement between ST Services and PEPCO, ST Services’ suit was dismissed, subject to refiling.  ST Services has moved to dismiss PEPCO’s suit.  ST Services is vigorously defending against PEPCO’s claims and is pursuing its own counterclaims for return of monies ST Services has advanced to PEPCO for settlements and cleanup costs.  KPP believes that any costs or damages resulting from these lawsuits will be covered by insurance and therefore will not materially adversely affect KPP’s financial condition.  The amounts claimed by PEPCO, if recovered, would trigger an excess insurance policy which has a

Exhibit 99.1 page 10

$600,000 retention, but KPP does not believe that such retention, if incurred, would materially adversely affect KPP’s financial condition.

Paulsboro GATX Matter

In 2003, Exxon Mobil filed a lawsuit in a New Jersey state court against GATX Corporation, Kinder Morgan Liquid Terminals (“Kinder Morgan”), the successor in interest to GATX Terminals Corporation (“GATX”), and ST Services, seeking reimbursement for remediation costs associated with the Paulsboro, New Jersey terminal. The terminal was owned and operated by Exxon Mobil from the early 1950’s until 1990 when purchased by GATX.  ST Services purchased the terminal in 2000 from GATX.  GATX was subsequently acquired by Kinder Morgan. As a condition to the sale to GATX in 1990, Exxon Mobil undertook certain remediation obligations with respect to the site.  In the lawsuit, Exxon Mobil is claiming that it has complied with its remediation and contractual obligations and is entitled to reimbursement from GATX Corporation, the parent company of GATX, Kinder Morgan, and ST Services for costs in the amount of $400,000 that it claims are related to releases at the site subsequent to its sale of the terminal to GATX. It is also alleging that any remaining remediation requirements are the responsibility of GATX Corporation, Kinder Morgan, or ST Services. Kinder Morgan has alleged that it was relieved of any remediation obligations pursuant to the sale agreement between its predecessor, GATX, and ST Services.   ST Services believes that, except for remediation involving immaterial amounts, GATX Corporation or Exxon Mobil are responsible for the remaining remediation of the site. Costs of completing the required remediation depend on a number of factors and cannot be determined at the current time.  Discovery is underway in anticipation of mediation scheduled for November 2005.

Surface Transportation Board Matter

A subsidiary of KPP purchased the approximately 2,000-mile ammonia pipeline system from Koch Pipeline Company, L.P. and Koch Fertilizer Storage and Terminal Company in 2002.  The rates of the ammonia pipeline are subject to regulation by the Surface Transportation Board (the “STB”).  The STB had issued an order in May 2000, prescribing maximum allowable rates KPP’s predecessor could charge for transportation to certain destination points on the pipeline system.  In 2003, KPP instituted a 7% general increase to pipeline rates. On August 1, 2003, CF Industries, Inc. (“CFI”) filed a complaint with the STB challenging these rate increases. On August 11, 2004, STB ordered KPP to pay reparations to CFI and to return CFI’s rates to the levels permitted under the rate prescription.  KPP has complied with the order. The STB, however, indicated in the order that it would lift the rate prescription in the event KPP could show “materially changed circumstances.”  KPP has submitted evidence of “materially changed circumstances,” which specifically includes its capital investment in the pipeline.  CFI has argued that KPP’s acquisition costs should not be considered by the STB as a measure of KPP’s investment base.

Exhibit 99.1 page 11

Also, on June 16, 2003, Dyno Nobel Inc. (“Dyno”) filed a complaint with the STB challenging the 2003 rate increase on the basis that (i) the rate increase constitutes a violation of a contract rate, (ii) rates are discriminatory and (iii) the rates exceed permitted levels. Dyno also intervened in the CFI proceeding described above. Unlike CFI, Dyno’s rates are not subject to a rate prescription.  On May 11, 2005, the STB held a hearing on KPP’s request to vacate the existing rate prescription and Dyno’s contract claims, and post-hearing briefing was completed on June 10, 2005.  The case is currently pending before the STB and a ruling is expected later this year.  As of June 30, 2005, Dyno would be entitled to approximately $3.1 million in rate refunds, should it be successful.  KPP believes, however, that Dyno’s claims are of limited merit.

Port of Vancouver

ST Services (“STS”) currently owns a refined products terminal on property owned by the Port of Vancouver (“Port”) and leases the land under the terminal from the Port.  Under an Agreed Order entered into with the Washington Department of Ecology (“WDE”) when STS purchased the terminal in 1998, STS agreed to investigate and remediate a groundwater plume contaminated by the terminal’s previous owner and operator.  STS has submitted a final remedial action plan to WDE, and is waiting for WDE to approve that plan.  The Port also owns property near the STS terminal site that has been contaminated by other parties, some of which are in bankruptcy.  Estimated costs to remediate the STS terminal site depend on a number of factors, including the outcome of litigation involving the other properties owned by the Port that are near the STS terminal site.  STS’s liability for remediation of the STS site is not the subject of any pending litigation.  Until formal claims asserting such liability are made, liability is difficult to assess.  Accordingly, STS’s liability for any portion of total future remediation costs is not reasonably estimable at this time.

KPP has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business.  Management of KPP believes, after consulting with counsel, that the ultimate resolution of such contingencies will not have a material adverse effect on the financial position, results of operations or liquidity of KPP.

Exhibit 99.1 page 12

7.              BUSINESS SEGMENT DATA

The Company conducts business through three reportable business segments: the Pipeline Operations Segment of KPP, which consists primarily of the transportation of refined petroleum products and fertilizer in the Midwestern states as a common carrier; the Terminaling Operations Segment of KPP, which provides storage for petroleum products, specialty chemicals and other liquids; and the Company’s Product Marketing Services Segment, which provides wholesale motor fuel marketing services throughout the Midwest and Rocky Mountain regions, delivers bunker fuels to ships in the Caribbean and Nova Scotia, Canada, and sells bulk petroleum products to various commercial interests.  General corporate includes accounting, tax, finance, legal, investor relations and other corporate expenses not related to the segments.  General corporate assets include cash, receivables from affiliates of the Company and other assets not related to the segments.

The Company measures segment profit as operating income.  Total assets are those assets controlled by each reportable segment.  Business segment data is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands)

Business segment revenues:
Pipeline operations	$32,706	$30,610	$62,798	$58,513
Terminaling operations	69,477	63,448	138,607	126,243
Product marketing operations	233,012	160,144	424,816	302,625
	$335,195	$254,202	$626,221	$487,381
Business segment profit:
Pipeline operations	$7,232	$12,024	$18,969	$23,234
Terminaling operations	(36,260)	20,876	(17,533)	39,360
Product marketing operations	5,803	4,156	11,370	7,910
General corporate	(8,019)	(522)	(8,879)	(1,055)
Operating income	(31,244)	36,534	3,927	69,449
Interest and other income	107	61	313	93
Interest expense	(12,636)	(10,720)	(23,984)	(21,349)
Income (loss) before income taxes and interest of outside non-controlling partners in KPP’s net income (loss)	$(43,773)	$25,875	$(19,744)	$48,193

Exhibit 99.1 page 13

	June 30, 2005	December 31, 2004
	(in thousands)
Total assets:
Pipeline operations	$346,580	$351,195
Terminaling operations	886,805	917,966
Product marketing operations	100,092	83,404
General corporate	3,443	4,323
	$1,336,920	$1,356,888

The business segment profit of the terminaling operations segment includes the $42 million provision for loss contingencies (see note 6) and a $4 million loss due to an impairment of a terminal in the U.K.

8.              ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

In March of 2005, the Financial Accounting Standards Board issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which requires companies to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities, even though the timing and/or method of settlement are conditional on a future event, if the amount can be reasonably estimated.  FIN 47 must be adopted by the Company by the end of fiscal 2005.  The impact of adoption of FIN 47 on the Company’s consolidated financial statements is still being evaluated.

Exhibit 99.1 page 14

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands — Except Per Unit Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Services	$102,183	$94,058	$201,405	$184,756
Products	103,077	59,900	186,873	115,615
Total revenues	205,260	153,958	388,278	300,371

Costs and expenses:
Cost of products sold	94,466	55,167	171,551	106,206
Operating costs	57,806	43,105	104,208	86,315
Depreciation and amortization	14,661	13,729	29,495	27,627
General and administrative	21,131	6,307	31,396	12,011
Provision for loss contingencies	42,000	—	42,000	—

Total costs and expenses	230,064	118,308	378,650	232,159

Operating income (loss)	(24,804)	35,650	9,628	68,212
Interest and other income	94	35	298	40
Interest expense	(12,004)	(10,512)	(23,109)	(20,948)

Income (loss) before minority interest and income taxes	(36,714)	25,173	(13,183)	47,304
Minority interest in net (income) loss	225	(245)	5	(455)
Income tax benefit (expense)	14,304	(642)	12,790	(1,794)

Net income (loss)	(22,185)	24,286	(388)	45,055

General partner’s interest in net (income) loss	224	(2,490)	(2,242)	(4,772)

Limited partners’ interest in net income (loss)	$(21,961)	$21,796	$(2,630)	$40,283

Allocation of net income (loss) per unit	$(.78)	$.77	$(.09)	$1.42

Weighted average number of limited partnership units outstanding	28,328	28,318	28,328	28,318

See Notes to Consolidated Financial Statements

Exhibit 99.1 page 15

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,727	$34,336
Accounts receivable	64,400	71,035
Inventories	11,431	15,519
Prepaid expenses and other	19,293	12,371

Total current assets	109,851	133,261

Property and equipment	1,468,669	1,450,972
Less accumulated depreciation	329,163	302,381

Net property and equipment	1,139,506	1,148,591

Investment in affiliates	26,828	25,939

Excess of cost over fair value of net assets of acquired businesses and other assets	16,341	17,525

	$1,292,526	$1,325,316

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of long-term debt	$195,984	$—
Accounts payable	33,540	44,071
Accrued expenses	33,457	42,573
Accrued distributions payable	—	26,960
Accrued interest payable	8,896	9,365
Payable to general partner	541	4,528

Total current liabilities	272,418	127,497

Long-term debt, less current portion	500,000	671,952

Other liabilities and deferred taxes	68,439	44,386

Commitments and contingencies (see note 5)

Minority interest	703	984

Partners’ capital	450,966	480,497

	$1,292,526	$1,325,316

See Notes to Consolidated Financial Statements

Exhibit 99.1 page 16

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004

Operating activities:
Net income (loss)	$(388)	$45,055
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,495	27,627
Provision for loss contingencies	42,000	—
Minority interest in net income (loss)	(5)	455
Equity in earnings of affiliates, net of distributions	(889)	(497)
Deferred income taxes	(14,449)	(230)
Other	3,495	(792)
Changes in working capital components	(21,669)	(1,905)

Net cash provided by operating activities	37,590	69,713

Investing activities:
Capital expenditures	(22,030)	(17,340)
Acquisitions	(10,034)	(12,478)
Other	785	(737)
Net cash used in investing activities	(31,279)	(30,555)

Financing activities:
Issuance of debt	28,000	14,500
Distributions, including minority interest	(53,920)	(52,688)

Net cash used in financing activities	(25,920)	(38,188)

Increase (decrease) in cash and cash equivalents	(19,609)	970
Cash and cash equivalents at beginning of period	34,336	38,626

Cash and cash equivalents at end of period	$14,727	$39,596

Supplemental cash flow information – cash paid for interest	$22,197	$20,558

See Notes to Consolidated Financial Statements

Exhibit 99.1 page 17

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              SIGNIFICANT ACCOUNTING POLICIES

Kaneb Pipe Line Partners, L.P. (the “Partnership”), a master limited partnership, owns and operates a refined petroleum products and fertilizer pipeline business, a petroleum products and specialty liquids storage and terminaling business and a petroleum product sales operation. Kaneb Pipe Line Company LLC (“KPL”), a wholly owned subsidiary of Kaneb Services LLC (“KSL”), manages and controls the Partnership through its general partner interest and an 18% (at June 30, 2005) limited partner interest. The Partnership operates through Kaneb Pipe Line Operating Partnership, L.P. (“KPOP”), a limited partnership in which the Partnership holds a 99% interest as limited partner.   KPL owns a 1% interest as general partner of the Partnership and a 1% interest as general partner of KPOP.  KPL’s 1% interest in KPOP is reflected as the minority interest in the financial statements.

The unaudited condensed consolidated financial statements of the Partnership for the three and six month periods ended June 30, 2005 and 2004, have been prepared in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies followed by the Partnership are disclosed in the notes to the consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004. In the opinion of the Partnership’s management, the accompanying condensed consolidated financial statements contain all of the adjustments, consisting of normal recurring accruals, necessary to present fairly the consolidated financial position of the Partnership and its consolidated subsidiaries at June 30, 2005, and the consolidated results of their operations and cash flows for the periods ended June 30, 2005 and 2004.  Operating results for the three and six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

2.              VALERO L.P. MERGER

On July 1, 2005, Valero L.P. acquired all of the outstanding units of the Partnership as well as all of the outstanding shares of KSL.  Consequently, the Partnership and KSL became wholly owned subsidiaries of Valero L.P.

In connection with the acquisition by Valero L.P., the Partnership incurred certain costs directly related to the acquisition.  For the six months ended June 30, 2005, approximately $15.7 million was included in general and administrative expenses related principally to settling certain outstanding stock awards and settling other employee compensation obligations, and legal fees associated with the acquisition.  In addition, on June 30, 2005 the Partnership paid approximately $3.6 million in contractual change of control payments.  Because these payments were contingent upon the closing of the Valero L.P. merger, these payments were included in prepaid expenses and other at June 30, 2005.  To fund a portion of these expenses, the Partnership borrowed approximately $28.0 million in the second quarter of 2005.

On July 1, 2005, Valero L.P. entered into a definitive agreement to sell certain of the Partnership’s assets to Pacific Energy Partners L.P. for approximately $455 million.  These asset sales were required by the U.S. Federal Trade Commission as a condition to closing the merger.

Exhibit 99.1 page 18

3.              COMPREHENSIVE INCOME

Comprehensive income (loss) for the three and six months ended June 30, 2005 and 2004, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands)

Net income (loss)	$(22,185)	$24,286	$(388)	$45,055
Foreign currency translation adjustment	(2,233)	(2,036)	(3,001)	(2,269)
Gain on interest rate hedging transaction	57	37	90	82

Comprehensive income (loss)	$(24,361)	$22,287	$(3,299)	$42,868

Accumulated other comprehensive income aggregated $13.3 million and $16.2 million at June 30, 2005 and December 31, 2004, respectively.

4.              CASH DISTRIBUTIONS

Prior to the acquisition by Valero L.P., the Partnership made quarterly distributions of 100% of its available cash, as defined in its partnership agreement, to holders of limited Partnership units and the general partner.  Available cash consisted generally of all the cash receipts of the Partnership, plus the beginning cash balance, less all of its cash disbursements and reserves.  Due to the acquisition by Valero L.P., the Partnership did not declare any distributions subsequent to June 30, 2005.  Accordingly, the June 30, 2005 consolidated balance sheet of the Partnership does not reflect an amount for accrued distributions payable.  A cash distribution of $0.855 per unit with respect to the fourth quarter of 2004 was paid on February 14, 2005.  A cash distribution of $0.855 per unit with respect to the first quarter of 2005 was declared to holders of record on April 30, 2005 and was paid on May 13, 2005.

Exhibit 99.1 page 19

5.              CONTINGENCIES

GENERAL

The operations of the Partnership are subject to federal, state and local laws and regulations in the United States and various foreign locations relating to protection of the environment. Although the Partnership believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by the Partnership. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership, could result in substantial costs and liabilities to the Partnership.

LITIGATION AND ENVIRONMENTAL

The Partnership has contingent liabilities resulting from various litigation, claims and commitments, some of which are incident to the ordinary course of business.  Other contingencies, which are considered more significant by the Partnership, are discussed below.  Subsequent to the acquisition of the Partnership by Valero L.P., new management of the Partnership determined based on a comprehensive review of the matters disclosed below that an additional $42 million accrual for potential loss contingencies was required, which was recorded in the quarter ended June 30, 2005.  Accordingly, KPP has recorded estimated reserves totaling approximately $44 million related to certain of the matters discussed below.  These reserves have been recorded in compliance with generally accepted accounting principles, however, management believes that there are defenses in each of these matters and it intends to vigorously defend each matter.  As a result, the actual payment of any amounts reserved and the timing of such payments ultimately made is uncertain.  Management also believes that should KPP be unable to successfully defend itself in these matters, the ultimate payment of any or all of the amounts reserved would not have a material adverse effect on KPP’s financial position.  However, given the inherent uncertainty in estimating reserves for such matters, KPP can give no assurance that the amounts recorded will not require adjustment in the future, and such adjustments could be significant and could have a material adverse effect on KPP’s financial position and results of operations.

Grace Matter

Certain subsidiaries of the Partnership were sued in a Texas state court in 1997 by Grace Energy Corporation (“Grace”), the entity from which the Partnership acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from fuel leaks in the early 1970’s from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts (the “Otis pipeline” or the

Exhibit 99.1 page 20

“pipeline”), ceased operations in 1973 and was abandoned before 1978, when the connecting terminal was sold to an unrelated entity. Grace alleged that subsidiaries of the Partnership acquired the abandoned pipeline as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the fuel leaks. Grace sought a ruling from the Texas court that these subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it had incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of the Partnership’s subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

At the end of the trial, the jury returned a verdict including findings that (1) Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and (2) the pipeline was abandoned before 1978 — 15 years before the Partnership’s subsidiaries acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from the subsidiaries on its claims seeking recovery of remediation costs. Although the Partnership’s subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by the Partnership’s subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of the subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company (successor to Grace Petroleum Company) wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of approximately $1.8 million. Both the Partnership’s subsidiaries and Grace have appealed the trial court’s final judgment to the Texas Court of Appeals in Dallas. In particular, the subsidiaries have filed an appeal of the judgment finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay of actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, the Partnership’s subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

Exhibit 99.1 page 21

The Otis Air Force Base is a part of the Massachusetts Military Reservation (“MMR Site”), which has been declared a Superfund Site pursuant to CERCLA. The MMR Site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the fuel leaks. The Partnership’s subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and the Partnership’s subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

By letter dated July 26, 2001, the United States Department of Justice (“DOJ”) advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government’s response costs at the two spill areas discussed above.  The DOJ relied in part on the Texas state court judgment, which in the DOJ’s view, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believed it had incurred costs exceeding $40 million, and expected to incur future costs exceeding an additional $22 million, for remediation of the two spill areas.  KPP believes that its subsidiaries have substantial defenses. ST Services responded to the DOJ on September 6, 2001, contesting the Government’s positions and declining to reimburse any response costs.  In 2002, the DOJ asserted that, inclusive of both spill areas, it had incurred over $49 million in costs and expected to incur additional costs of approximately $19 million.  The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs. Representatives of ST Services have met with representatives of the Government on several occasions since September 6, 2001 to discuss the Government’s claims and to exchange information related to such claims. Additional exchanges of information may occur in the future and additional meetings may be held to discuss possible resolution of the Government’s claims without litigation.  The Partnership does not believe this matter will have a material adverse effect on its financial condition, although there can be no assurances as to the ultimate outcome.

Exhibit 99.1 page 22

PEPCO Matter

On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (“PEPCO”) ruptured.  Some work performed with regard to the pipeline was conducted by a partnership of which ST Services is general partner.  PEPCO alleges that it has incurred costs of approximately $80 million as a result of the spill.  PEPCO probably will continue to incur some cleanup related costs for the foreseeable future, primarily in connection with EPA requirements for monitoring the condition of some of the impacted areas.  Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services’ insurance carriers.  ST Services and PEPCO have not, however, reached a final agreement regarding ST Services’ proportionate responsibility for this cleanup effort, if any, and cannot predict the amount, if any, that ultimately may be determined to be ST Services’ share of the remediation expense, but ST Services believes that such amount will be covered by insurance and therefore will not materially adversely affect the Partnership’s financial condition.

As a result of the rupture, purported class actions were filed against PEPCO and ST Services in federal and state court in Maryland by property and business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act (“OPA”) and Maryland common law.  The federal court consolidated all of the federal cases in a case styled as In re Swanson Creek Oil Spill Litigation.  A settlement of the consolidated class action, and a companion state-court class action, was reached and approved by the federal judge.  The settlement involved creation and funding by PEPCO and ST Services of a $2,250,000 class settlement fund, from which all participating claimants would be paid according to a court-approved formula, as well as a court-approved payment to plaintiffs’ attorneys.   The settlement has been consummated and the fund, to which PEPCO and ST Services contributed equal amounts, has been distributed.  Participating claimants’ claims have been settled and dismissed with prejudice.  A number of class members elected not to participate in the settlement, i.e., to “opt out,” thereby preserving their claims against PEPCO and ST Services.  All non-participant claims have been settled for immaterial amounts with ST Services’ portion of such settlements provided by its insurance carrier.

PEPCO and ST Services agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA and of selecting restoration projects.  This process was completed in mid-2002.  ST Services’ insurer has paid ST Services’ agreed 50 percent share of these assessment costs.  In late November 2002, PEPCO and ST Services entered into a Consent Decree resolving the federal and state trustees’ claims for natural resource damages.  The decree required payments by ST Services and PEPCO of a total of approximately $3 million to fund the restoration projects and for remaining damage assessment costs.  The federal court entered the Consent Decree as a final judgment on December 31, 2002.  PEPCO and ST Services have each paid their 50% share and thus fully performed their payment obligations under the Consent Decree.  ST Services’ insurance carrier funded ST Services’ payment.

Exhibit 99.1 page 23

The U.S. Department of Transportation (“DOT”) has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $647,000 jointly against the two companies.  ST Services and PEPCO have contested the DOT allegations and the proposed penalty.  A hearing was held before the Office of Pipeline Safety at the DOT in late 2001. In June of 2004, the DOT issued a final order reducing the penalty to $256,250 jointly against ST Services and PEPCO and $74,000 against ST Services.

By letter dated January 4, 2002, the Attorney General’s Office for the State of Maryland advised ST Services that it intended to seek penalties from ST Services in connection with the April 7, 2000 spill.  The State of Maryland subsequently asserted that it would seek penalties against ST Services and PEPCO totaling up to $12 million.  A settlement of this claim was reached in mid-2002 under which ST Services’ insurer will pay a total of slightly more than $1 million in installments over a five year period.  PEPCO has also reached a settlement of these claims with the State of Maryland.  Accordingly, the Partnership believes that this matter will not have a material adverse effect on its financial condition.

On December 13, 2002, ST Services sued PEPCO in the Superior Court, District of Columbia, seeking, among other things, a declaratory judgment as to ST Services’ legal obligations, if any, to reimburse PEPCO for costs of the oil spill.  On December 16, 2002, PEPCO sued ST Services in the United States District Court for the District of Maryland, seeking recovery of all its costs for remediation of and response to the oil spill.  Pursuant to an agreement between ST Services and PEPCO, ST Services’ suit was dismissed, subject to refiling.  ST Services has moved to dismiss PEPCO’s suit.  ST Services is vigorously defending against PEPCO’s claims and is pursuing its own counterclaims for return of monies ST Services has advanced to PEPCO for settlements and cleanup costs. The Partnership believes that any costs or damages resulting from these lawsuits will be covered by insurance and therefore will not materially adversely affect the Partnership’s financial condition.  The amounts claimed by PEPCO, if recovered, would trigger an excess insurance policy which has a $600,000 retention, but the Partnership does not believe that such retention, if incurred, would materially adversely affect the Partnership’s financial condition.

Paulsboro GATX Matter

In 2003, Exxon Mobil filed a lawsuit in a New Jersey state court against GATX Corporation, Kinder Morgan Liquid Terminals (“Kinder Morgan”), the successor in interest to GATX Terminals Corporation (“GATX”), and ST Services, seeking reimbursement for remediation costs associated with the Paulsboro, New Jersey terminal. The terminal was owned and operated by Exxon Mobil from the early 1950’s until 1990 when purchased by GATX.  ST Services purchased the terminal in 2000 from GATX.  GATX was subsequently acquired by Kinder Morgan. As a condition to the sale to GATX in 1990, Exxon Mobil undertook certain remediation obligations with respect to the site.  In the lawsuit, Exxon Mobil is claiming that it has complied with its remediation and contractual obligations and is entitled to

Exhibit 99.1 page 24

reimbursement from GATX Corporation, the parent company of GATX, Kinder Morgan, and ST Services for costs in the amount of $400,000 that it claims are related to releases at the site subsequent to its sale of the terminal to GATX. It is also alleging that any remaining remediation requirements are the responsibility of GATX Corporation, Kinder Morgan, or ST Services. Kinder Morgan has alleged that it was relieved of any remediation obligations pursuant to the sale agreement between its predecessor, GATX, and ST Services.   ST Services believes that, except for remediation involving immaterial amounts, GATX Corporation or Exxon Mobil are responsible for the remaining remediation of the site. Costs of completing the required remediation depend on a number of factors and cannot be determined at the current time.  Discovery is underway in anticipation of mediation scheduled for November 2005.

Exhibit 99.1 page 25

Surface Transportation Board Matter

A subsidiary of the Partnership purchased the approximately 2,000-mile ammonia pipeline system from Koch Pipeline Company, L.P. and Koch Fertilizer Storage and Terminal Company in 2002.  The rates of the ammonia pipeline are subject to regulation by the Surface Transportation Board (the “STB”).  The STB had issued an order in May 2000, prescribing maximum allowable rates the Partnership’s predecessor could charge for transportation to certain destination points on the pipeline system.  In 2003, the Partnership instituted a 7% general increase to pipeline rates. On August 1, 2003, CF Industries, Inc. (“CFI”) filed a complaint with the STB challenging these rate increases. On August 11, 2004, STB ordered the Partnership to pay reparations to CFI and to return CFI’s rates to the levels permitted under the rate prescription.  The Partnership has complied with the order. The STB, however, indicated in the order that it would lift the rate prescription in the event the Partnership could show “materially changed circumstances.”  The Partnership has submitted evidence of “materially changed circumstances,” which specifically includes its capital investment in the pipeline.  CFI has argued that the Partnership’s acquisition costs should not be considered by the STB as a measure of the Partnership’s investment base.

Also, on June 16, 2003, Dyno Nobel Inc. (“Dyno”) filed a complaint with the STB challenging the 2003 rate increase on the basis that (i) the rate increase constitutes a violation of a contract rate, (ii) rates are discriminatory and (iii) the rates exceed permitted levels. Dyno also intervened in the CFI proceeding described above. Unlike CFI, Dyno’s rates are not subject to a rate prescription.  On May 11, 2005, the STB held a hearing on the Partnership’s request to vacate the existing rate prescription and Dyno’s contract claims, and post-hearing briefing was completed on June 10, 2005.  The case is currently pending before the STB and a ruling is expected later this year.  As of June 30, 2005, Dyno would be entitled to approximately $3.1 million in rate refunds, should it be successful.  The Partnership believes, however, that Dyno’s claims are of limited merit.

Port of Vancouver

ST Services (“STS”) currently owns a refined products terminal on property owned by the Port of Vancouver (“Port”) and leases the land under the terminal from the Port.  Under an Agreed Order entered into with the Washington Department of Ecology (“WDE”) when STS purchased the terminal in 1998, STS agreed to investigate and remediate a groundwater plume contaminated by the terminal’s previous owner and operator.  STS has submitted a final remedial action plan to WDE, and is waiting for WDE to approve that plan.  The Port also owns property near the STS terminal site that has been contaminated by other parties, some of which are in bankruptcy.  Estimated costs to remediate the STS terminal site depend on a number of factors, including the outcome of litigation involving the other properties owned by the Port that are near the STS terminal site.  STS’s liability for remediation of the STS site is not the subject of any pending litigation.  Until formal claims asserting such

Exhibit 99.1 page 26

liability are made, liability is difficult to assess.  Accordingly, STS’s liability for any portion of total future remediation costs is not reasonably estimable at this time.

The Partnership has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business.  Management of the Partnership believes, after consulting with counsel, that the ultimate resolution of such contingencies will not have a material adverse effect on the financial position, results of operations or liquidity of the Partnership.

Exhibit 99.1 page 27

6.              BUSINESS SEGMENT DATA

The Partnership conducts business through three reportable business segments: the Pipeline Operations Segment, which consists primarily of the transportation of refined petroleum products and fertilizer in the Midwestern states as a common carrier; the Terminaling Operations Segment, which provides storage for petroleum products, specialty chemicals and other liquids; and the Product Sales Operations Segment, which delivers bunker fuels to ships in the Caribbean and Nova Scotia, Canada, and sells bulk petroleum products to various commercial interests.

The Partnership measures segment profit as operating income.  Total assets are those controlled by each reportable segment.  Business segment data is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands)
Business segment revenues:
Pipeline operations	$32,706	$30,610	$62,798	$58,513
Terminaling operations	69,477	63,448	138,607	126,243
Product sales operations	103,077	59,900	186,873	115,615
	$205,260	$153,958	$388,278	$300,371

Business segment profit:
Pipeline operations	$7,230	$12,024	$18,967	$23,234
Terminaling operations	(36,260)	20,876	(17,533)	39,360
Product sales operations	4,226	2,750	8,194	5,618
Operating income (loss)	(24,804)	35,650	9,628	68,212
Interest and other income	94	35	298	40
Interest expense	(12,004)	(10,512)	(23,109)	(20,948)

Income (loss) before minority interest and income taxes	$(36,714)	$25,173	$(13,183)	$47,304

Exhibit 99.1 page 28

	June 30, 2005	December 31, 2004
	(in thousands)
Total assets:
Pipeline operations	$346,580	$351,195
Terminaling operations	886,803	917,966
Product sales operations	59,143	56,155
	$1,292,526	$1,325,316

The business segment profit of the terminaling operations segment includes the $42 million provision for loss contingencies (see note 5) and a $4 million loss due to an impairment of a terminal in the U.K.

7.              ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

In March of 2005, the Financial Accounting Standards Board issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which requires companies to recognize a liability for the fair value of a legal obligation to perform asset-retirement activities, even though the timing and/or method of settlement are conditional on a future event, if the amount can be reasonably estimated.  FIN 47 must be adopted by the Partnership by the end of fiscal 2005.  The impact of adoption of FIN 47 on the Partnership’s consolidated financial statements is still being evaluated.

Exhibit 99.1 page 29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Kaneb Services LLC

We have audited the accompanying consolidated balance sheets of Kaneb Services LLC and its subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As described in Note 2, the Company adopted Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” in 2003.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
March 11, 2005

Exhibit 99.1 page 30

KANEB SERVICES LLC

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2004	2003	2002
Revenues:
Services	$379,155,000	$354,591,000	$288,669,000
Products	676,093,000	511,200,000	381,159,000
Total revenues	1,055,248,000	865,791,000	669,828,000

Costs and expenses:
Cost of products sold	647,733,000	486,310,000	367,870,000
Operating costs	177,829,000	169,380,000	132,269,000
Depreciation and amortization	56,676,000	53,195,000	39,471,000
Gain on sale of assets	—	—	(609,000)
General and administrative	36,231,000	28,402,000	24,468,000
Total costs and expenses	918,469,000	737,287,000	563,469,000

Operating income	136,779,000	128,504,000	106,359,000

Interest and other income	336,000	365,000	3,664,000
Interest expense	(43,579,000)	(39,576,000)	(29,171,000)
Loss on debt extinguishment	—	—	(3,282,000)

Income before gain on issuance of units by KPP, income taxes, interest of outside non-controlling partners in KPP’s net income and cumulative effect of change in accounting principle	93,536,000	89,293,000	77,570,000

Gain on issuance of units by KPP	—	10,898,000	24,882,000
Income tax expense	(3,251,000)	(4,887,000)	(2,585,000)
Interest of outside non-controlling partners in KPP’s net income	(65,933,000)	(61,908,000)	(52,639,000)
Income before cumulative effect of change in accounting principle	24,352,000	33,396,000	47,228,000

Cumulative effect of change in accounting principle - adoption of new accounting standard for asset retirement obligations	—	(313,000)	—
Net income	$24,352,000	$33,083,000	$47,228,000
Earnings per share:
Basic:
Before cumulative effect of change in accounting principle	$2.07	$2.89	$4.13
Cumulative effect of change in accounting principle	—	(.03)	—
	$2.07	$2.86	$4.13
Diluted:
Before cumulative effect of change in accounting principle	$2.03	$2.84	$4.02
Cumulative effect of change in accounting principle	—	(.03)	—
	$2.03	$2.81	$4.02

See notes to consolidated financial statements.

Exhibit 99.1 page 31

KANEB SERVICES LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$38,415,000	$43,457,000
Accounts receivable (net of allowance for doubtful accounts of $2,255,000 in 2004 and $3,777,000 in 2003)	85,976,000	60,684,000
Inventories	25,448,000	18,637,000
Prepaid expenses and other	12,614,000	9,650,000
Total current assets	162,453,000	132,428,000
Property and equipment	1,451,176,000	1,360,523,000
Less accumulated depreciation	302,564,000	247,503,000
Net property and equipment	1,148,612,000	1,113,020,000
Investment in affiliates	25,939,000	25,456,000

Excess of cost over fair value of net assets of acquired businesses and other assets	19,884,000	20,663,000
	$1,356,888,000	$1,291,567,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$54,280,000	$36,916,000
Accrued expenses	38,142,000	39,307,000
Accrued interest payable	9,374,000	9,303,000
Accrued distributions payable to shareholders	5,801,000	5,567,000
Accrued distributions payable to outside non-controlling partners in KPP’s net income	19,863,000	19,507,000
Deferred terminaling fees	8,851,000	7,061,000
Total current liabilities	136,311,000	117,661,000
Long-term debt	688,985,000	636,308,000
Other liabilities and deferred taxes	53,520,000	52,242,000
Interest of outside non-controlling partners in KPP	397,717,000	407,635,000
Commitments and contingencies
Shareholders’ equity:
Shareholders’ investment	77,136,000	75,291,000
Accumulated other comprehensive income	3,219,000	2,430,000
Total shareholders’ equity	80,355,000	77,721,000
	$1,356,888,000	$1,291,567,000

See notes to consolidated financial statements.

Exhibit 99.1 page 32

KANEB SERVICES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
Operating activities:
Net income	$24,352,000	$33,083,000	$47,228,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,676,000	53,195,000	39,471,000
Equity in earnings of affiliates, net of distributions	(483,000)	148,000	(3,164,000)
Interest of outside non-controlling partners in KPP’s net income	65,933,000	61,908,000	52,639,000
Gain on issuance of units by KPP	—	(10,898,000)	(24,882,000)
Gain on sale of assets	—	—	(609,000)
Deferred income taxes	(671,000)	1,683,000	3,105,000
Cumulative effect of change in accounting principle	—	313,000	—
Other	(1,191,000)	1,468,000	(559,000)
Changes in working capital components:
Accounts receivable	(25,292,000)	1,151,000	(16,403,000)
Inventories, prepaid expenses and other	(9,775,000)	(4,766,000)	(7,643,000)
Accounts payable and accrued expenses	17,135,000	7,639,000	(165,000)
Net cash provided by operating activities	126,684,000	144,924,000	89,018,000

Investing activities:
Acquisitions, net of cash acquired	(41,853,000)	(1,644,000)	(468,477,000)
Capital expenditures	(42,214,000)	(44,747,000)	(31,101,000)
Proceeds from sale of assets	—	—	1,107,000
Other, net	2,684,000	(1,388,000)	361,000
Net cash used in investing activities	(81,383,000)	(47,779,000)	(498,110,000)
Financing activities:
Issuance of debt	52,001,000	291,377,000	756,087,000
Payments of debt	(2,500,000)	(388,051,000)	(427,493,000)
Distributions to shareholders	(22,860,000)	(20,473,000)	(18,351,000)
Distributions to outside non-controlling partners in KPP	(78,732,000)	(73,004,000)	(52,827,000)
Changes in long-term payables and other liabilities	—	—	(10,026,000)
Net proceeds from issuance of units by KPP	—	109,056,000	175,527,000
Issuance of common shares upon exercise of stock options	111,000	164,000	648,000
Net cash provided by (used in) financing activities	(51,980,000)	(80,931,000)	423,565,000
Effect of exchange rate changes on cash	1,637,000	2,766,000	—
Increase (decrease) in cash and cash equivalents	(5,042,000)	18,980,000	14,473,000
Cash and cash equivalents at beginning of period	43,457,000	24,477,000	10,004,000
Cash and cash equivalents at end of period	$38,415,000	$43,457,000	$24,477,000
Supplemental cash flow information - cash paid for interest	$42,122,000	$35,712,000	$27,070,000

See notes to consolidated financial statements.

Exhibit 99.1 page 33

KANEB SERVICES LLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Shareholders’ Investment	Accumulated Other Comprehensive Income	Total	Comprehensive Income
Balance at January 1, 2002	$34,428,000	$(496,000)	$33,932,000

Net income for the year	47,228,000	—	47,228,000	$47,228,000
Distributions declared	(18,954,000)	—	(18,954,000)	—
Issuance of common shares and other	648,000	—	648,000	—
Foreign currency translation adjustment	—	800,000	800,000	800,000
Comprehensive income for the year				$48,028,000

Balance at December 31, 2002	63,350,000	304,000	63,654,000

Net income for the year	33,083,000	—	33,083,000	$33,083,000
Distributions declared	(21,306,000)	—	(21,306,000)	—
Issuance of common shares and other	164,000	—	164,000	—
Foreign currency translation adjustment	—	2,457,000	2,457,000	2,457,000
Interest rate hedging transaction	—	(331,000)	(331,000)	(331,000)
Comprehensive income for the year				$35,209,000

Balance at December 31, 2003	75,291,000	2,430,000	77,721,000

Net income for the year	24,352,000	—	24,352,000	$24,352,000
Distributions declared	(23,094,000)	—	(23,094,000)	—
Issuance of common shares and other	587,000	—	587,000	—
Foreign currency translation adjustment	—	753,000	753,000	753,000
Interest rate hedging transaction	—	36,000	36,000	36,000
Comprehensive income for the year				$25,141,000

Balance at December 31, 2004	$77,136,000	$3,219,000	$80,355,000

See notes to consolidated financial statements.

Exhibit 99.1 page 34

KANEB SERVICES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             COMPANY ORGANIZATION

General

On November 27, 2000, the Board of Directors of Kaneb Services, Inc. authorized the distribution of its pipeline, terminaling and product marketing businesses (the “Distribution”) to its stockholders in the form of a new limited liability company, Kaneb Services LLC (the “Company”). On June 29, 2001, the Distribution was completed, with each stockholder of Kaneb Services, Inc. receiving one common share of the Company for each three shares of Kaneb Services, Inc.’s common stock held on June 20, 2001, the record date for the Distribution, resulting in the distribution of 10.85 million shares of the Company. On August 7, 2001, the stockholders of Kaneb Services, Inc. approved an amendment to its certificate of incorporation to change its name to Xanser Corporation (“Xanser”).

In September 1989, Kaneb Pipe Line Company LLC (“KPL”), now a wholly owned subsidiary of the Company, formed Kaneb Pipe Line Partners, L.P. (“KPP”) to own and operate its refined petroleum products pipeline business. KPL manages and controls the operations of KPP through its general partner interests and a 18% (at December 31, 2004) limited partnership interest. KPP operates through Kaneb Pipe Line Operating Partnership, L.P. (“KPOP”), a limited partnership in which KPP holds a 99% interest as limited partner. KPL owns a 1% interest as general partner of KPP and a 1% interest as general partner of KPOP.

KPL owns a petroleum product marketing business which provides wholesale motor fuel marketing services in the Great Lakes and Rocky Mountain regions of the United States. KPP’s product sales business delivers bunker fuels to ships in the Caribbean and Nova Scotia, Canada, and sells bulk petroleum products to various commercial customers at those locations. In the bunkering business, KPP competes with ports offering bunker fuels along the route of the vessel. Vessel owners or charterers are charged berthing and other fees for associated services such as pilotage, tug assistance, line handling, launch service and emergency response services.

Valero L.P. Merger Agreement

On October 31, 2004, Valero L.P. agreed to acquire by merger (the “KSL Merger”) all of the outstanding common shares of the Company for cash. Under the terms of that agreement, Valero L.P. is offering to purchase all of the outstanding shares of the Company at $43.31 per share.

In a separate definitive agreement, on October 31, 2004, Valero L.P. and KPP agreed to merge (the “KPP Merger”). Under the terms of that agreement, each holder of units of limited partnership interests in KPP will receive a number of Valero L.P. common units based on an exchange ratio that fluctuates within a fixed range to provide $61.50 in value of Valero L.P. units for each unit of KPP. The actual exchange ratio will be determined at the time of the closing of the proposed merger and is subject to a fixed value collar of plus or minus five percent of Valero L.P.’s per unit price of $57.25 as of October 7, 2004. Should Valero L.P.’s per unit price fall below $54.39 per unit, the exchange ratio will remain fixed at 1.1307 Valero L.P. units for each unit of KPP. Likewise, should Valero L.P.’s per unit price exceed $60.11 per unit, the exchange ratio will remain fixed at 1.0231 Valero L.P. units for each unit of KPP.

The completion of the KSL Merger is subject to the customary regulatory approvals including those under the Hart-Scott-Rodino Antitrust Improvements Act. The completion of the KSL Merger is also subject to completion of the KPP Merger. All required shareholder and unitholder approvals have been obtained. Upon completion of the mergers, the general partner of the combined partnership will be owned by affiliates of Valero Energy Corporation and the Company and KPP will become wholly owned subsidiaries of Valero L.P.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are followed by the Company in the preparation of the consolidated financial statements.

Cash and Cash Equivalents

The Company’s policy is to invest cash in highly liquid investments with original maturities of three months or less. Accordingly, uninvested cash balances are kept at minimum levels. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

Exhibit 99.1 page 35

Inventories

Inventories consist primarily of petroleum products purchased for resale in the product marketing business and are valued at the lower of cost or market. Cost is determined by using the weighted-average cost method.

Property and Equipment

Property and equipment are carried at historical cost. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provided on a straight-line basis at rates based upon expected useful lives of various classes of assets, as discussed in Note 5. The rates used for pipeline and certain storage facilities, which are subject to regulation, are the same as those which have been promulgated by the Federal Energy Regulatory Commission. Upon disposal of assets depreciated on an individual basis, the gains and losses are included in current operating income. Upon disposal of assets depreciated on a group basis, unless unusual in nature or amount, residual cost, less salvage, is charged against accumulated depreciation.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on the consolidated financial statements of the Company. Under SFAS No. 144, the carrying value of the Company’s property and equipment is periodically evaluated using undiscounted future cash flows as the basis for determining if impairment exists. To the extent impairment is indicated to exist, an impairment loss will be recognized by the Company based on fair value.

Revenue and Income Recognition

The pipeline business provides pipeline transportation of refined petroleum products, liquified petroleum gases, and anhydrous ammonia fertilizer. Pipeline revenues are recognized as services are provided. KPP’s terminaling services business provides terminaling and other ancillary services. Storage fees are generally billed one month in advance and are reported as deferred income. Terminaling revenues are recognized in the month services are provided. Revenues for the product marketing business are recognized when product is sold and title and risk pass to the customer.

Sales of Securities by Subsidiaries

The Company recognizes gains and losses in the consolidated statements of income resulting from subsidiary sales of additional equity interest, including KPP limited partnership units, to unrelated parties.

Foreign Currency Translation

The Company translates the balance sheet of KPP’s foreign subsidiaries using year-end exchange rates and translates income statement amounts using the average exchange rates in effect during the year. The gains and losses resulting from the change in exchange rates from year to year have been reported separately as a component of accumulated other comprehensive income (loss) in Shareholder’s Equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of income. The local currency is considered to be the functional currency, except in the Netherland Antilles and Canada, where the U.S. dollar is the functional currency.

Excess of Cost Over Fair Value of Net Assets of Acquired Businesses

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill (excess of cost over fair value of net assets of acquired businesses) and other intangible assets with indefinite lives. Under SFAS No. 142, intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. At December 31, 2004, the Company had no intangible assets subject to amortization under SFAS No. 142. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. SFAS No. 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. Based on valuations and analysis performed by the Company at initial adoption date and at each annual evaluation date, including December 31, 2004, the Company determined that the implied fair value of its goodwill exceeded carrying value and, therefore, no impairment charge was necessary.

Exhibit 99.1 page 36

Environmental Matters

KPP environmental expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded by KPP when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or KPP’s commitment to a formal plan of action.

Asset Retirement Obligations

Effective January 1, 2003, the Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligations”, which establishes requirements for the removal-type costs associated with asset retirements. At the initial adoption date of SFAS No. 143, the Company recorded an asset retirement obligation of approximately $5.5 million and recognized a cumulative effect of change in accounting principle of $0.3 million, after interest of outside non-controlling partners in KPP’s net income, for its legal obligations to dismantle, dispose of, and restore certain leased KPP pipeline and terminaling facilities, including petroleum and chemical storage tanks, terminaling facilities and barges. The Company did not record a retirement obligation for certain of KPP’s pipeline and terminaling assets because sufficient information is presently not available to estimate a range of potential settlement dates for the obligation. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the obligation. At December 31, 2004, the Company had no assets which were legally restricted for purposes of settling asset retirement obligations. The effect of SFAS No. 143, assuming adoption on January 1, 2002, was not material to the results of operations of the Company for the years ended December 31, 2004, 2003 and 2002. In 2004 and 2003, accretion expense of $0.2 million and $0.4 million, respectively, was included in operating costs.

Comprehensive Income

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income”, for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires additional disclosure and does not affect the Company’s financial position or results of operations.

Income Taxes

Limited liability company operations are not subject to federal or state income taxes. However, certain KPP terminaling operations are conducted through separate taxable wholly-owned corporate subsidiaries. The income before tax expense for these subsidiaries was $18.4 million, $18.9 million and $6.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. The income tax expense for KPP’s taxable subsidiaries for the years ended December 31, 2004, 2003 and 2002 was $3.3 million, $5.2 million and $4.1 million, respectively. KPP has recorded a net deferred tax liability of $21.5 million and $20.6 million at December 2004 and 2003, respectively, which is associated with these subsidiaries.

On June 1, 1989, the governments of the Netherlands Antilles and St. Eustatius approved a Free Zone and Profit Tax Agreement retroactive to January 1, 1989, which expired on December 31, 2000. This agreement required a subsidiary of KPP, which was acquired with Statia on February 28, 2002 (see Note 4), to pay a 2% rate on taxable income, as defined therein, or a minimum payment of 500,000 Netherlands Antilles guilders ($0.3 million) per year. The agreement further provided that any amounts paid in order to meet the minimum annual payment were available to offset future tax liabilities under the agreement to the extent that the minimum annual payment is greater than 2% of taxable income. The subsidiary is currently engaged in discussions with representatives appointed by the Island Territory of St. Eustatius regarding the renewal or modification of the agreement, but the ultimate outcome cannot be predicted at this time. The subsidiary has accrued amounts assuming a new agreement becomes effective, and continues to make payments, as required, under the previous agreement.

Cash Distributions

The Company makes quarterly distributions of 100% of available cash, as defined in the limited liability agreement, to the common shareholders of record on the applicable record date, within 45 days after the end of each quarter. Available cash consists generally of all the cash receipts of the Company, less all cash disbursements and reserves. Excess cash flow of the Company’s wholly-owned product marketing operations is being used to reduce working capital borrowings. Distributions of $1.96, $1.825 and $1.65 per share were declared and paid to shareholders with respect to the years ended December 31, 2004, 2003 and 2002, respectively.

Exhibit 99.1 page 37

Earnings Per Share

Earnings per share has been calculated using basic and diluted weighted average shares outstanding for each of the periods presented. For the years ended December 31, 2004, 2003 and 2002, basic weighted average shares outstanding were 11,746,000, 11,554,000 and 11,448,000 and diluted weighted average shares outstanding were 11,981,000, 11,792,000 and 11,755,000, respectively.

Derivative Instruments

The Company follows the provisions of SFAS No. 133, “Accounting For Derivative Instruments and Hedging Activities”, which establishes the accounting and reporting standards for such activities. Under SFAS No. 133, companies must recognize all derivative instruments on their balance sheet at fair value. Changes in the value of derivative instruments, which are considered hedges, are offset against the change in fair value of the hedged item through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. SFAS No. 133 requires that unrealized gains and losses on derivatives not qualifying for hedge accounting be recognized currently in earnings.

On May 19, 2003, KPP issued $250 million of 5.875% senior unsecured notes due June 1, 2013 (see Note 6). In connection with the offering, on May 8, 2003, KPP entered into a treasury lock contract for the purpose of locking in the US Treasury interest rate component on $100 million of the debt. The treasury lock contract, which qualified as a cash flow hedging instrument under SFAS No. 133, was settled on May 19, 2003 with a cash payment by KPP of $1.8 million. The settlement cost of the contract, net of interest of outside non-controlling partners in KPP’s accumulated other comprehensive income, has been recorded as a component of accumulated other comprehensive income and is being amortized, as interest expense, over the life of the debt. For the year ended December 31, 2004 and 2003, $0.2 million and $0.1 million, respectively, of amortization is included in interest expense.

In September of 2002, KPP entered into a treasury lock contract, maturing on November 4, 2002, for the purpose of locking in the US Treasury interest rate component on $150 million of anticipated thirty-year public debt offerings. The treasury lock contract originally qualified as a cash flow hedging instrument under SFAS No. 133. In October of 2002, KPP, due to various market factors, elected to defer issuance of the public debt securities, effectively eliminating the cash flow hedging designation for the treasury lock contract. On October 29, 2002, the contract was settled resulting in a net realized gain of $3.0 million, before interest of outside non-controlling partners in KPP’s net income, which was recognized as a component of interest and other income.

Stock Option Plans

In December of 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise, or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method under Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees”, and generally requires that such transactions be accounted for using a fair-value-based method. The Company is currently evaluating the provisions of SFAS No. 123R to determine which fair-value-based model and transitional provision to follow upon adoption. The alternatives for transition include either the modified prospective or the modified retrospective methods. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock as the requisite service is rendered beginning with the first quarter of adoption. The modified retrospective method requires recording compensation expense for stock options and restricted stock beginning with the first period restated. Under the modified retrospective method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. SFAS No. 123R will be effective for the Company beginning in the third quarter of 2005. The impact of adoption on the Company’s consolidated financial statements is still being evaluated.

In accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company currently applies the provisions of APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123. The Company also applies the disclosure provisions of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-based Compensation - Transition and Disclosure” as if the fair-value-based method had been applied in measuring compensation expense. The Black-Scholes option pricing model has been used to estimate the fair value of stock options issued and the assumptions in the calculations under such model include stock price variance or volatility ranging from 3.40% to 4.39%, based on weekly average variances of KPP’s units prior to the Distribution and the Company’s common shares after the Distribution for the ten year period preceding issuance, a risk-free rate of return ranging from 3.75% to 4.78%, based on the 30-year U.S. treasury bill rate for the ten-year expected life of the options, and an annual dividend yield ranging from 6.89% to 8.36%.

Exhibit 99.1 page 38

The following illustrates the effect on net income and basic and diluted earnings per share if the fair value based method had been applied:

	Year Ended December 31,
	2004	2003	2002
Reported net income	$24,352,000	$33,083,000	$47,228,000

Share-based employee compensation expense determined under the fair value based method	(178,000)	(85,000)	(49,000)
Pro forma net income	$24,174,000	$32,998,000	$47,179,000
Earning per share:
Basic - as reported	$2.07	$2.86	$4.13
Basic - pro forma	$2.06	$2.86	$4.03
Diluted - as reported	$2.03	$2.81	$4.02
Diluted - pro forma	$2.02	$2.80	$3.92

Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which requires that all restructurings initiated after December 31, 2002 be recorded when they are incurred and can be measured at fair value. The adoption of SFAS No. 146 had no effect on the consolidated financial statements of the Company.

The Company has adopted the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107, and a rescission of FASB Interpretation No. 34.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The application of this interpretation had no effect on the consolidated financial statements of the Company.

In December 2003, the FASB issued Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities (FIN 46R), primarily to clarify the required accounting for interests in variable interest entities (VIEs). This standard replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, that was issued in January 2003 to address certain situations in which a company should include in its financial statements the assets, liabilities and activities of another entity. For the Company, application of FIN 46R is required for interests in certain VIEs that are commonly referred to as special-purpose entities, or SPEs, as of December 31, 2003 and for interests in all other types of VIEs as of March 31, 2004. The application of FIN 46R has not and is not expected to have a material impact on the consolidated financial statements of the Company.

The Company has adopted the provisions of SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which amends and clarifies financial accounting and reporting for derivative instruments and hedging activities. The adoption of SFAS No. 149, which was effective for derivative contracts and hedging relationships entered into or modified after June 30, 2003, had no impact on the Company’s consolidated financial statements.

On July 1, 2003, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which requires certain financial instruments, which were previously accounted for as equity, to be classified as liabilities. The adoption of SFAS No. 150 had no effect on the consolidated financial statements of the Company.

3.             PUBLIC OFFERING OF UNITS BY KPP

In March of 2003, KPP issued 3,122,500 limited partnership units in a public offering at $36.54 per unit, generating approximately $109.1 million in net proceeds. The proceeds were used to reduce bank borrowings (See Note 6). As a result of KPP issuing additional units to unrelated parties, the Company’s share of net assets of KPP increased by $10.9 million. Accordingly, the Company recognized a $10.9 million gain in 2003.

In November of 2002, KPP issued 2,095,000 limited partnership units in a public offering at $33.36 per unit, generating approximately $66.7 million in net proceeds. The offering proceeds were used to reduce KPP bank borrowings for the November 2002 fertilizer pipeline acquisition (see Notes 4 and 6). As a result of KPP issuing additional units to unrelated parties, the Company’s share of net assets of KPP increased by $7.5 million. Accordingly, the Company recognized a $7.5 million gain in 2002.

In May of 2002, KPP issued 1,565,000 limited partnership units in a public offering at a price of $39.60 per unit, generating approximately $59.1 million in net proceeds. A portion of the offering proceeds were used to fund KPP’s September 2002 acquisition of the Australia and New Zealand terminals (see Note 4). As a result of KPP issuing additional units to unrelated parties, the Company’s share of net assets of KPP increased by $8.8 million. Accordingly, the Company recognized an $8.8 million gain in 2002.

In January of 2002, KPP issued 1,250,000 limited partnership units in a public offering at $41.65 per unit, generating approximately $49.7 million in net proceeds. The proceeds were used to reduce borrowings under KPP’s revolving credit agreement (see Note 6). As a result of KPP issuing additional units to unrelated parties, the Company’s share of net assets of KPP increased by $8.6 million. Accordingly, the Company recognized an $8.6 million gain in 2002.

Exhibit 99.1 page 39

4.             ACQUISITIONS

On December 24, 2002, KPP acquired a 400-mile petroleum products pipeline and four terminals in North Dakota and Minnesota from Tesoro Refining and Marketing Company for approximately $100 million in cash, subject to normal post-closing adjustments. The acquisition was initially funded with KPP bank debt (see Note 6). The results of operations and cash flows of the acquired business are included in the consolidated financial statements of the Company since the date of acquisition. Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

On November 1, 2002, KPP acquired an approximately 2,000-mile anhydrous ammonia pipeline system from Koch Pipeline Company, L.P. for approximately $139 million in cash. This fertilizer pipeline system originates in southern Louisiana, proceeds north through Arkansas and Missouri, and then branches east into Illinois and Indiana and north and west into Iowa and Nebraska. The acquisition was initially funded with KPP bank debt (see Note 6). The results of operations and cash flows of the acquired business are included in the consolidated financial statements of the Company since the date of acquisition. Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

On September 18, 2002, KPP acquired eight bulk liquid storage terminals in Australia and New Zealand from Burns Philp & Co. Ltd. for approximately $47 million in cash. The results of operations and cash flows of the acquired business are included in the consolidated financial statements of the Company since the date of acquisition. Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

On February 28, 2002, KPP acquired all of the liquids terminaling subsidiaries of Statia Terminals Group NV (“Statia”) for approximately $178 million in cash (net of acquired cash). The acquired Statia subsidiaries had approximately $107 million in outstanding debt, including $101 million of 11.75% notes due in November 2003. The cash portion of the purchase price was initially funded by KPP’s revolving credit agreement and proceeds from KPP’s February 2002 public debt offering (see Note 6). In April of 2002, KPP redeemed all of Statia’s 11.75% notes at 102.938% of the principal amount, plus accrued interest. The redemption was funded by KPP’s revolving credit facility (see Note 6). Under the provisions of the 11.75% notes, the Company incurred a $3.0 million prepayment penalty, of which $2.0 million, before interest of outside non-controlling partners in KPP’s net income, was recognized as loss on debt extinguishment in 2002.

The results of operations and cash flows of Statia are included in the consolidated financial statements of the Company since the date of acquisition. Based on the valuations performed, no amounts were assigned to goodwill or to other tangible assets. A summary of the allocation of the Statia purchase price, net of cash acquired, is as follows:

Current assets	$10,898,000
Property and equipment	320,008,000
Other assets	53,000
Current liabilities	(39,052,000)
Long-term debt	(107,746,000)
Other liabilities	(5,957,000)
Purchase price	$178,204,000

Exhibit 99.1 page 40

5.             PROPERTY AND EQUIPMENT

The cost of property and equipment is summarized as follows:

	Estimated
	useful	December 31,
	life (years)	2004	2003
Land	—	$84,893,000	$75,912,000
Buildings	25 - 35	39,077,000	36,244,000
Pipeline and terminaling equipment	15 - 40	1,187,323,000	1,115,458,000
Marine equipment	15 - 30	87,937,000	87,204,000
Furniture and fixtures	5 - 15	15,390,000	11,577,000
Transportation equipment	3 - 6	7,790,000	7,360,000
Construction and work-in-progress	—	28,766,000	26,768,000
Total property and equipment		1,451,176,000	1,360,523,000
Less accumulated depreciation		302,564,000	247,503,000
Net property and equipment		$1,148,612,000	$1,113,020,000

6.             LONG-TERM DEBT

Long-term debt is summarized as follows:

	December 31,
	2004	2003
Revolving credit facility, due in July of 2008	$14,000,000	$16,500,000
Revolving credit facility of subsidiary, due in April of 2007	3,033,000	2,112,000
KPP $400 million revolving credit facility, due in April of 2006	95,669,000	54,169,000
KPP $250 million 5.875% senior unsecured notes, due in June of 2013	250,000,000	250,000,000
KPP $250 million 7.75% senior unsecured notes, due in February of 2012	250,000,000	250,000,000
KPP term loans, due in April of 2006	40,770,000	29,243,000
KPP Australian bank facility, due in April of 2006	35,513,000	34,284,000
Total long-term debt	$688,985,000	$636,308,000

The Company has an agreement with a bank that provides for a $50 million revolving credit facility through July 1, 2008. The credit facility, which bears interest at variable rates, is secured by 4.6 million KPP limited partnership units and has a variable rate commitment fee on unused amounts. At December 31, 2004, $14.0 million was drawn on the credit facility.

The Company’s product marketing subsidiary has a credit agreement with a bank that, as amended, provides for a $15 million revolving credit facility through April of 2007. The credit facility bears interest at variable rates, has a commitment fee of 0.25% per annum on unutilized amounts and contains certain financial and operational covenants. At December 31, 2004, the subsidiary was in compliance with all covenants. The credit facility, which is without recourse to the Company, is secured by essentially all of the tangible and intangible assets of the product marketing business and by 250,000 KPP limited partnership units held by a subsidiary of the Company. At December 31, 2004, $3.0 million was drawn on the facility.

In April of 2003, KPP entered into a credit agreement with a group of banks that provides for a $400 million unsecured revolving credit facility through April of 2006. The credit facility, which provides for an increase in the commitment up to an aggregate of $450 million by mutual agreement between KPP and the banks, bears interest at variable rates and has a variable commitment fee on unused amounts. The credit facility is without recourse to the Company and contains certain financial and operating covenants, including limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, does not restrict distributions to the Company or to other partners. At December 31, 2004, KPP was in compliance with all covenants. Initial borrowings on the credit agreement ($324.2 million) were used to repay all amounts outstanding under KPP’s $275 million credit agreement and $175 million bridge loan agreement. At December 31, 2004, $95.7 million was outstanding under the credit agreement.

On May 19, 2003, KPP issued $250 million of 5.875% senior unsecured notes due June 1, 2013. The net proceeds from the public offering, $247.6 million, were used to reduce amounts due under KPP’s revolving credit agreement. Under the note indenture, interest is payable semi-annually in arrears on June 1 and December 1 of each year. The notes are redeemable, as a whole or in part, at the option of KPP, at any time, at a redemption price equal to the greater of 100% of the principal amount of the notes, or the sum of the present value of the remaining scheduled payments of principal and interest, discounted to the redemption date at the applicable U.S. Treasury rate, as defined in the indenture, plus 30 basis points. The note indenture contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, such covenants do not restrict distributions to the Company or to other partners. At December 31, 2004, KPP was in compliance with all covenants.

Exhibit 99.1 page 41

In February of 2002, KPP issued $250 million of 7.75% senior unsecured notes due February 15, 2012. The net proceeds from the public offering, $248.2 million, were used to repay the KPP’s revolving credit agreement and to partially fund the Statia acquisition (see Note 3). Under the note indenture, interest is payable semi-annually in arrears on February 15 and August 15 of each year. The notes, which are without recourse to the Company, are redeemable, as a whole or in part, at the option of KPP, at any time, at a redemption price equal to the greater of 100% of the principal amount of the notes, or the sum of the present value of the remaining scheduled payments of principal and interest, discounted to the redemption date at the applicable U.S. Treasury rate, as defined in the indenture, plus 30 basis points. The note indenture contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, such covenants do not restrict distributions to the Company or to other partners. At December 31, 2004, KPP was in compliance with all covenants.

7.             RETIREMENT PLANS

Substantially all of the Company’s domestic employees are covered by a defined contribution plan, which provides for varying levels of employer matching. The Company’s contributions under these plans were $1.6 million, $1.6 million and $1.2 million for 2004, 2003 and 2002, respectively.

8.             SHAREHOLDERS’ EQUITY

The changes in the number of issued and outstanding common shares of the Company are summarized as follows:

Common Shares Issued and Outstanding
Balance at January 1, 2002	11,242,746
Common shares issued	73,091
Balance at December 31, 2002	11,315,837
Common shares issued	206,628
Balance at December 31, 2003	11,522,465
Common shares issued	169,863
Balance at December 31, 2004	11,692,328

On June 27, 2001, the Board of Directors of the Company declared a distribution of one right for each of its outstanding common shares to each shareholder of record on June 27, 2001. Each right entitles the holder, upon the occurrence of certain events, to purchase from the Company one of its common shares at a purchase price of $60.00 per common share, subject to adjustment. The rights will not separate from the common shares or become exercisable until a person or group either acquires beneficial ownership of 15% or more of the Company’s common shares or commences a tender or exchange offer that would result in ownership of 20% or more, whichever occurs earlier. The rights, which expire on June 27, 2011, are redeemable in whole, but not in part, at the Company’s option at any time for a price of $0.01 per right. On October 28, 2004, the rights agreement was amended to generally provide that events referred to in the Valero L.P. merger agreement (see Note 1) would not cause the rights to become exercisable.

The Company has various plans for officers, directors and key employees under which stock options, deferred stock units and restricted shares may be issued.

Stock Options

The options granted under the plan generally expire ten years from date of grant. All options were granted at prices greater than or equal to the market price at the date of grant.

At December 31, 2004, options on 506,307 shares at prices ranging from $5.26 to $28.75 were outstanding, of which 137,405 were exercisable at prices ranging from $5.26 to $19.73. At December 31, 2003, options on 374,200 shares at prices ranging from $3.27 to $19.73 were outstanding, of which 195,332 were exercisable at prices ranging from $3.27 to $19.73. At December 31, 2002, options on 701,286 shares at prices ranging from $3.27 to $19.73 were outstanding, of which 412,836 were exercisable at prices ranging from $3.27 to $14.33.

Deferred Stock Unit Plans

In 2002, the Company initiated a Deferred Stock Unit Plan (the “DSU Plan”), pursuant to which key employees of the Company have, from time to time, been given the opportunity to defer a portion of their compensation for a specified period toward the purchase of deferred stock units (“DSUs”), an instrument designed to track the Company’s common shares. Under the plan, DSUs are purchased at a value equal to the closing price of the Company’s common shares on the day by which the employee must elect (if they so desire) to participate in the DSU Plan; which date is established by the Compensation Committee, from time to time (the “Election Date”). During a vesting period of one to three years following the Election Date, a participant’s DSUs vest only in an amount equal to the lesser of the compensation actually deferred to date or the value (based upon the then-current closing price of the Company’s common shares) of the pro-rata portion (as of such date) of the number of DSUs acquired. After the expiration of the vesting period, which is typically the same length as the deferral period, the DSUs become fully vested, but may only be distributed through the issuance of a like number of shares of the Company’s common shares on a pre-selected date, which is irrevocably selected by the participant on the Election Date and which is typically at or after the expiration of the vesting period and no later than ten years after the Election Date, or at the time of a “change of control” of the Company, if earlier. DSU accounts are unfunded by the Company. Each person that elects to participate in the DSU Plan is awarded, under the Company’s Share Incentive Plan, an option to purchase a number of shares ranging from one-half to one and one-half times the number of DSUs purchased by such person at 100% of the closing price of the Company’s common shares on the Election Date, which options become exercisable over a specified period after the grant, according to a schedule determined by the Compensation Committee. At December 31, 2004, 3,802 DSUs had vested under the 2002 Plan.

Exhibit 99.1 page 42

In 1996, Kaneb Services, Inc. implemented a DSU plan whereby officers, directors and key executives were permitted to defer compensation on a pretax basis to receive shares of Kaneb Services, Inc. common stock at a predetermined date after the end of the compensation deferral period. In connection with the Distribution, the Company agreed to issue DSUs equivalent in price to the Company’s common shares at that time. For every three Kaneb Services, Inc. DSUs held, the Company issued one DSU, such that the intrinsic value of each holder’s deferred compensation account remained unchanged as a result of the Distribution. In addition, upon the payment date of any distributions on the Company’s common shares, the Company agreed to credit each deferred account with the equivalent value of the distribution. Upon the scheduled payment of the deferred accounts, the Company agreed to issue one common share for each DSU relative to Company DSUs previously issued and to pay the equivalent of the accumulated deferred distributions, plus interest, to the previously deferred account holder. All other terms of the DSU plan remained unchanged. Similarly, Kaneb Services, Inc. agreed to issue to employees of the Company who hold DSUs, the number of shares of Kaneb Services, Inc. (now Xanser) common stock subject to the Kaneb Services, Inc. DSUs held by those employees. At December 31, 2004, approximately 122,000 common shares of the Company are issuable under this arrangement.

Restricted Stock

In August 2004 and September 2001, the Company issued 60,000 and 30,000, respectively, of restricted common shares to the outside Directors of the Company. All of such shares vest or become transferable in one-third increments on each anniversary date after issuance. In conjunction will the issuance and commencement of vesting of the restricted shares, the Company recognized an expense of $0.5 million in 2004, $0.1 million in 2003 and $0.2 million in 2002.

9.             COMMITMENTS AND CONTINGENCIES

Total rent expense under operating leases amounted to $9.5 million, $14.6 million and $13.5 million for the years ended December 31, 2002, 2003 and 2004, respectively.

The following is a schedule by years of future minimum lease payments under the Company’s, and KPP’s, operating leases as of December 31, 2004:

Year ending December 31:
2005	$9,822,000
2006	8,593,000
2007	6,238,000
2008	5,338,000
2009	4,058,000
Thereafter	18,140,000
Total minimum lease payments	$52,189,000

The operations of KPP are subject to federal, state and local laws and regulations in the United States and various foreign locations relating to protection of the environment. Although KPP believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by KPP. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of KPP, could result in substantial costs and liabilities to KPP. KPP has recorded an undiscounted reserve for environmental claims in the amount of $23.0 million at December 31, 2004, including $16.9 million related to acquisitions of pipelines and terminals. During 2004, 2003 and 2002, respectively, KPP incurred $6.7 million, $2.1 million and $2.4 million of costs related to such acquisition reserves and reduced the liability accordingly.

Certain subsidiaries of KPP were sued in a Texas state court in 1997 by Grace Energy Corporation (“Grace”), the entity from which KPP acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from jet fuel leaks in the early 1970’s from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts (the “Otis pipeline” or the “pipeline”), ceased operations in 1973 and was abandoned before 1978, when the connecting terminal was sold to an unrelated entity. Grace alleged that subsidiaries of KPP acquired the abandoned pipeline as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling from the Texas court that these subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it had incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of KPP’s subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

At the end of the trial, the jury returned a verdict including findings that (1) Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and (2) the pipeline was abandoned before 1978 — 15 years before KPP’s subsidiaries acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from the subsidiaries on its claims seeking recovery of remediation costs. Although KPP’s subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by KPP’s subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of the subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company (successor to Grace Petroleum Company) wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of more than $1.5 million. Both KPP’s subsidiaries and Grace have appealed the trial court’s final judgment to the Texas Court of Appeals in Dallas. In particular, the subsidiaries have filed an appeal of the judgment finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

Exhibit 99.1 page 43

On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay of actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, KPP’s subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

The Otis Air Force Base is a part of the Massachusetts Military Reservation (“MMR Site”), which has been declared a Superfund Site pursuant to CERCLA. The MMR Site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. KPP’s subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and KPP’s subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

By letter dated July 26, 2001, the United States Department of Justice (“DOJ”) advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government’s response costs at the two spill areas discussed above. The DOJ relied in part on the Texas state court judgment, which in the DOJ’s view, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believes it has incurred costs exceeding $40 million, and expects to incur future costs exceeding an additional $22 million, for remediation of the two spill areas. KPP believes that its subsidiaries have substantial defenses. ST Services responded to the DOJ on September 6, 2001, contesting the Government’s positions and declining to reimburse any response costs. The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs. Representatives of ST Services have met with representatives of the Government on several occasions since September 6, 2001 to discuss the Government’s claims and to exchange information related to such claims. Additional exchanges of information are expected to occur in the future and additional meetings may be held to discuss possible resolution of the Government’s claims without litigation. KPP does not believe this matter will have a materially adverse effect on its financial condition, although there can be no assurances as to the ultimate outcome.

On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (“PEPCO”) ruptured. Work performed with regard to the pipeline was conducted by a partnership of which ST Services is general partner. PEPCO has reported that it has incurred total cleanup costs of $70 million to $75 million. PEPCO probably will continue to incur some cleanup related costs for the foreseeable future, primarily in connection with EPA requirements for monitoring the condition of some of the impacted areas. Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services’ insurance carriers. ST Services and PEPCO have not, however, reached a final agreement regarding ST Services’ proportionate responsibility for this cleanup effort, if any, and cannot predict the amount, if any, that ultimately may be determined to be ST Services’ share of the remediation expense, but ST Services believes that such amount will be covered by insurance and therefore will not materially adversely affect KPP’s financial condition.

As a result of the rupture, purported class actions were filed against PEPCO and ST Services in federal and state court in Maryland by property and business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act (“OPA”) and Maryland common law. The federal court consolidated all of the federal cases in a case styled as In re Swanson Creek Oil Spill Litigation. A settlement of the consolidated class action, and a companion state-court class action, was reached and approved by the federal judge. The settlement involved creation and funding by PEPCO and ST Services of a $2,250,000 class settlement fund, from which all participating claimants would be paid according to a court-approved formula, as well as a court-approved payment to plaintiffs’ attorneys. The settlement has been consummated and the fund, to which PEPCO and ST Services contributed equal amounts, has been distributed. Participating claimants’ claims have been settled and dismissed with prejudice. A number of class members elected not to participate in the settlement, i.e., to “opt out,” thereby preserving their claims against PEPCO and ST Services. All non-participant claims have been settled for immaterial amounts with ST Services’ portion of such settlements provided by its insurance carrier.

PEPCO and ST Services agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA and of selecting restoration projects. This process was completed in mid-2002. ST Services’ insurer has paid ST Services’ agreed 50 percent share of these assessment costs. In late November 2002, PEPCO and ST Services entered into a Consent Decree resolving the federal and state trustees’ claims for natural resource damages. The decree required payments by ST Services and PEPCO of a total of approximately $3 million to fund the restoration projects and for remaining damage assessment costs. The federal court entered the Consent Decree as a final judgment on December 31, 2002. PEPCO and ST Services have each paid their 50% share and thus fully performed their payment obligations under the Consent Decree. ST Services’ insurance carrier funded ST Services’ payment.

Exhibit 99.1 page 44

The U.S. Department of Transportation (“DOT”) has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $647,000 jointly against the two companies. ST Services and PEPCO have contested the DOT allegations and the proposed penalty. A hearing was held before the Office of Pipeline Safety at the DOT in late 2001. In June of 2004, the DOT issued a final order reducing the penalty to $256,250 jointly against ST Services and PEPCO and $74,000 against ST Services. On September 14, 2004, ST Services petitioned for reconsideration of the order.

By letter dated January 4, 2002, the Attorney General’s Office for the State of Maryland advised ST Services that it intended to seek penalties from ST Services in connection with the April 7, 2000 spill. The State of Maryland subsequently asserted that it would seek penalties against ST Services and PEPCO totaling up to $12 million. A settlement of this claim was reached in mid-2002 under which ST Services’ insurer will pay a total of slightly more than $1 million in installments over a five year period. PEPCO has also reached a settlement of these claims with the State of Maryland. Accordingly, KPP believes that this matter will not have a material adverse effect on its financial condition.

On December 13, 2002, ST Services sued PEPCO in the Superior Court, District of Columbia, seeking, among other things, a declaratory judgment as to ST Services’ legal obligations, if any, to reimburse PEPCO for costs of the oil spill. On December 16, 2002, PEPCO sued ST Services in the United States District Court for the District of Maryland, seeking recovery of all its costs for remediation of and response to the oil spill. Pursuant to an agreement between ST Services and PEPCO, ST Services’ suit was dismissed, subject to refiling. ST Services has moved to dismiss PEPCO’s suit. ST Services is vigorously defending against PEPCO’s claims and is pursuing its own counterclaims for return of monies ST Services has advanced to PEPCO for settlements and cleanup costs. KPP believes that any costs or damages resulting from these lawsuits will be covered by insurance and therefore will not materially adversely affect KPP’s financial condition. The amounts claimed by PEPCO, if recovered, would trigger an excess insurance policy which has a $600,000 retention, but KPP does not believe that such retention, if incurred, would materially adversely affect KPP’s financial condition.

In 2003, Exxon Mobil filed a lawsuit in a New Jersey state court against GATX Corporation, Kinder Morgan Liquid Terminals (“Kinder Morgan”), the successor in interest to GATX Terminals Corporation (“GATX”), and ST Services, seeking reimbursement for remediation costs associated with the Paulsboro, New Jersey terminal. The terminal was owned and operated by Exxon Mobil from the early 1950’s until 1990 when purchased by GATX. ST Services purchased the terminal in 2000 from GATX. GATX was subsequently acquired by Kinder Morgan. As a condition to the sale to GATX in 1990, Exxon Mobil undertook certain remediation obligations with respect to the site. In the lawsuit, Exxon Mobil is claiming that it has complied with its remediation and contractual obligations and is entitled to reimbursement from GATX Corporation, the parent company of GATX, Kinder Morgan, and ST Services for costs in the amount of $400,000 that it claims are related to releases at the site subsequent to its sale of the terminal to GATX. It is also alleging that any remaining remediation requirements are the responsibility of GATX Corporation, Kinder Morgan, or ST Services. Kinder Morgan has alleged that it was relieved of any remediation obligations pursuant to the sale agreement between its predecessor, GATX, and ST Services. ST Services believes that, except for remediation involving immaterial amounts, GATX Corporation or Exxon Mobil are responsible for the remaining remediation of the site. Costs of completing the required remediation depend on a number of factors and cannot be determined at the current time.

A subsidiary of KPP purchased the approximately 2,000-mile ammonia pipeline system from Koch Pipeline Company, L.P. and Koch Fertilizer Storage and Terminal Company in 2002. The rates of the ammonia pipeline are subject to regulation by the Surface Transportation Board (the “STB”). The STB had issued an order in May 2000, prescribing maximum allowable rates KPP’s predecessor could charge for transportation to certain destination points on the pipeline system. In 2003, KPP instituted a 7% general increase to pipeline rates. On August 1, 2003, CF Industries, Inc. (“CFI”) filed a complaint with the STB challenging these rate increases. On August 11, 2004, STB ordered KPP to pay reparations to CFI and to return CFI’s rates to the levels permitted under the rate prescription. KPP has complied with the order. The STB, however, indicated in the order that it would lift the rate prescription in the event KPP could show “materially changed circumstances.” KPP has submitted evidence of “materially changed circumstances,” which specifically includes its capital investment in the pipeline. CFI has argued that KPP’s acquisition costs should not be considered by the STB as a measure of KPP’s investment base. The STB is expected to decide the issue within the second quarter of 2005.

Exhibit 99.1 page 45

Also, on June 16, 2003, Dyno Nobel Inc. (“Dyno”) filed a complaint with the STB challenging the 2003 rate increase on the basis that (i) the rate increase constitutes a violation of a contract rate, (ii) rates are discriminatory and (iii) the rates exceed permitted levels. Dyno also intervened in the CFI proceeding described above. Unlike CFI, Dyno’s rates are not subject to a rate prescription. As of December 31, 2004, Dyno would be entitled to approximately $2 million in rate refunds, should it be successful. KPP believes, however, that Dyno’s claims are without merit.

Pursuant to the Distribution, the Company entered into an agreement (the “Distribution Agreement”) with Xanser whereby the Company is obligated to pay Xanser amounts equal to certain expenses and tax liabilities incurred by Xanser in connection with the Distribution. In January of 2002, the Company paid Xanser $10 million in tax liabilities due in connection with the Distribution Agreement. The Distribution Agreement also requires the Company to pay Xanser an amount calculated based on any income tax liability of Xanser that, in the sole judgment of Xanser, (i) is attributable to increases in income tax from past years arising out of adjustments required by federal and state tax authorities, to the extent that such increases are properly allocable to the businesses that became part of the Company, or (ii) is attributable to the distribution of the Company’s common shares and the operations of the Company’s businesses prior to the distribution date. In the event of an examination of Xanser by federal or state tax authorities, Xanser will have unfettered control over the examination, administrative appeal, settlement or litigation that may be involved, notwithstanding that the Company has agreed to pay any additional tax.

The Company, primarily KPP, has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management believes, after consulting with counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position, results of operations or liquidity of the Company.

10.           BUSINESS SEGMENT DATA

The Company conducts business through three principal operations: the “Pipeline Operations,” which consists primarily of the transportation of refined petroleum products and fertilizer in the Midwestern states as a common carrier; the “Terminaling Operations,” which provide storage for petroleum products, specialty chemicals and other liquids; and the “Product Marketing Operations,” which provides wholesale motor fuel marketing services throughout the Midwest and Rocky Mountain regions and, since KPP’s acquisition of Statia (see Note 4), delivers bunker fuel to ships in the Caribbean and Nova Scotia, Canada and sells bulk petroleum products to various commercial interests. General corporate includes general and administrative costs, including accounting, tax, finance, legal, investor relations and employee benefit services. General corporate assets include cash and other assets not related to the segments.

The Company measures segment profit as operating income. Total assets are those assets controlled by each reportable segment. Business segment data is as follows:

	Year Ended December 31,
	2004	2003	2002
Business segment revenues:
Pipeline operations	$119,803,000	$119,633,000	$82,698,000
Terminaling operations	259,352,000	234,958,000	205,971,000
Product marketing operations	676,093,000	511,200,000	381,159,000
	$1,055,248,000	$865,791,000	$669,828,000
Business segment profit:
Pipeline operations	$48,853,000	$51,860,000	$38,623,000
Terminaling operations	74,663,000	66,532,000	65,040,000
Product marketing operations	17,262,000	12,233,000	4,692,000
General corporate	(3,999,000)	(2,121,000)	(1,996,000)
Operating income	136,779,000	128,504,000	106,359,000
Interest and other income	336,000	365,000	3,664,000
Interest expense	(43,579,000)	(39,576,000)	(29,171,000)
Loss on debt extinguishment	—	—	(3,282,000)
Income before gain on issuance of units by KPP, income taxes, interest of outside non-controlling partners in KPP’s net income and cumulative effect of change in accounting principle	$93,536,000	$89,293,000	$77,570,000
Business segment assets:
Depreciation and amortization:
Pipeline operations	$14,538,000	$14,117,000	$6,408,000
Terminaling operations	41,232,000	38,089,000	32,368,000
Product marketing operations	906,000	989,000	695,000
	$56,676,000	$53,195,000	$39,471,000
Capital expenditures (excluding acquisitions):
Pipeline operations	$10,334,000	$9,584,000	$9,469,000
Terminaling operations	29,511,000	34,572,000	20,953,000
Product marketing operations	2,369,000	591,000	679,000
	$42,214,000	$44,747,000	$31,101,000

Exhibit 99.1 page 46

	December 31,
	2004	2003	2002
Total assets:
Pipeline operations	$351,195,000	$352,901,000	$352,657,000
Terminaling operations	917,966,000	874,185,000	844,321,000
Product marketing operations	83,404,000	58,161,000	41,297,000
General corporate	4,323,000	6,320,000	5,826,000
	$1,356,888,000	$1,291,567,000	$1,244,101,000

The following geographical area data includes revenues and operating income based on location of the operating segment and net property and equipment based on physical location.

	Year Ended December 31,
	2004	2003	2002
Geographical area revenues:
United States	$658,814,000	$535,895,000	$485,322,000
United Kingdom	29,540,000	26,392,000	23,937,000
Netherlands Antilles	298,273,000	241,693,000	132,387,000
Canada	43,671,000	41,689,000	23,207,000
Australia and New Zealand	24,950,000	20,122,000	4,975,000
	$1,055,248,000	$865,791,000	$669,828,000

Geographical area operating income:
United States	$93,954,000	$87,965,000	$83,544,000
United Kingdom	7,704,000	8,583,000	7,318,000
Netherlands Antilles	22,629,000	19,223,000	9,616,000
Canada	5,248,000	6,777,000	4,398,000
Australia and New Zealand	7,244,000	5,956,000	1,483,000
	$136,779,000	$128,504,000	$106,359,000

	December 31,
	2004	2003	2002
Geographical area net property and equipment:
United States	$718,257,000	$693,345,000	$690,262,000
United Kingdom	63,968,000	51,392,000	46,543,000
Netherlands Antilles	211,382,000	217,143,000	224,810,000
Canada	71,374,000	74,995,000	78,789,000
Australia and New Zealand	83,631,000	76,145,000	51,872,000
	$1,148,612,000	$1,113,020,000	$1,092,276,000

11.           FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

The estimated fair value of all debt as of December 31, 2004 and 2003 was approximately $745 million and $654 million, as compared to the carrying value of $689 million and $636 million, respectively. These fair values were estimated using discounted cash flow analysis, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. These estimates are not necessarily indicative of the amounts that would be realized in a current market exchange. See Note 2 regarding derivative instruments.

The Company markets and sells its services to a broad base of customers and performs ongoing credit evaluations of its customers. The Company does not believe it has a significant concentration of credit risk at December 31, 2004. No customer constituted 10% of the Company’s consolidated revenues in 2004, 2003 or 2002.

12.           QUARTERLY FINANCIAL DATA (unaudited)

Quarterly operating results for 2004 and 2003 are summarized as follows:

	Quarter Ended
	March 31,		June 30,	September 30,	December 31,
2004:
Revenues	$233,179,000		$254,202,000	$272,242,000	$295,625,000
Operating income	$32,915,000		$36,534,000	$34,927,000	$32,403,000
Net income	$5,995,000		$7,395,000	$6,811,000	$4,151,000
Earnings per share:
Basic	$0.51		$0.63	$0.58	$0.35
Diluted	$0.50		$0.62	$0.57	$0.34
2003:
Revenues	$218,469,000		$218,654,000	$214,592,000	$214,076,000
Operating income	$33,724,000		$32,705,000	$32,251,000	$29,824,000
Net income	$16,559,000	(a)(b)	$5,488,000	$5,862,000	$5,174,000
Earnings per share:
Basic	$1.44		$0.48	$0.50	$0.44
Diluted	$1.41		$0.47	$0.49	$0.43

Exhibit 99.1 page 47

(a)   Includes cumulative effect of change in accounting principle - adoption of new accounting standard for asset retirement obligations of approximately $0.3 million.

(b)   See Note 3 regarding gains on issuance of units by KPP.

Exhibit 99.1 page 48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Kaneb Pipe Line Partners, L.P.

We have audited the consolidated balance sheet of Kaneb Pipe Line Partners, L.P. and its subsidiaries (the “Partnership”) as of December 31, 2004 and 2003, and the related consolidated statements of income, partners’ capital and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As described in Note 2, the Partnership adopted Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” in 2003.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
March 11, 2005

Exhibit 99.1 page 49

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2004	2003	2002
Revenues:
Services	$379,155,000	$354,591,000	$288,669,000
Products	269,054,000	215,823,000	97,961,000
Total revenues	648,209,000	570,414,000	386,630,000
Costs and expenses:
Cost of products sold	246,858,000	195,100,000	90,898,000
Operating costs	176,976,000	168,537,000	131,326,000
Depreciation and amortization	56,648,000	53,155,000	39,425,000
Gain on sale of assets	—	—	(609,000)
General and administrative	30,937,000	25,121,000	19,869,000
Total costs and expenses	511,419,000	441,913,000	280,909,000
Operating income	136,790,000	128,501,000	105,721,000
Interest and other income	267,000	261,000	3,570,000
Interest expense	(42,750,000)	(38,757,000)	(28,110,000)
Loss on debt extinguishment	—	—	(3,282,000)
Income before minority interest, income taxes and cumulative effect of change in accounting principle	94,307,000	90,005,000	77,899,000

Minority interest in net income	(910,000)	(848,000)	(738,000)

Income tax expense	(3,282,000)	(5,223,000)	(4,083,000)
Income before cumulative effect of change in accounting principle	90,115,000	83,934,000	73,078,000

Cumulative effect of change in accounting principle - adoption of new accounting standard for asset retirement obligations	—	(1,577,000)	—
Net income	90,115,000	82,357,000	73,078,000

General partner’s interest in net income	(9,718,000)	(8,426,000)	(5,638,000)

Limited partners’ interest in net income	$80,397,000	$73,931,000	$67,440,000
Allocation of net income per unit:
Before cumulative effect of change in accounting principle	$2.84	$2.74	$2.96
Cumulative effect of change in accounting principle	—	(.06)	—
	$2.84	$2.68	$2.96
Weighted average number of limited Partnership units outstanding	28,322,000	27,633,000	22,763,000

See notes to consolidated financial statements.

Exhibit 99.1 page 50

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$34,336,000	$38,626,000
Accounts receivable (net of allowance for doubtful accounts of $1,283,000 in 2004 and $1,693,000 in 2003)	71,035,000	51,864,000
Inventories	15,519,000	9,324,000
Prepaid expenses and other	12,371,000	9,205,000
Total current assets	133,261,000	109,019,000
Property and equipment	1,450,972,000	1,360,319,000
Less accumulated depreciation	302,381,000	247,349,000
Net property and equipment	1,148,591,000	1,112,970,000

Investment in affiliates	25,939,000	25,456,000

Excess of cost over fair value of net assets of acquired business and other assets	17,525,000	17,237,000
	$1,325,316,000	$1,264,682,000

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$44,071,000	$27,941,000
Accrued expenses	28,894,000	31,642,000
Accrued distributions payable	26,960,000	26,344,000
Accrued interest payable	9,365,000	9,297,000
Accrued taxes, other than income taxes	4,828,000	4,031,000
Deferred terminaling fees	8,851,000	7,061,000
Payable to general partner	4,528,000	3,630,000
Total current liabilities	127,497,000	109,946,000

Long-term debt	671,952,000	617,696,000

Other liabilities and deferred taxes	44,386,000	43,451,000

Minority interest	984,000	1,018,000

Commitments and contingencies

Partners’ capital:
Limited partners	463,441,000	479,427,000
General partner	822,000	896,000
Accumulated other comprehensive income	16,234,000	12,248,000
Total partners’ capital	480,497,000	492,571,000
	$1,325,316,000	$1,264,682,000

See notes to consolidated financial statements.

Exhibit 99.1 page 51

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
Operating activities:
Net income	$90,115,000	$82,357,000	$73,078,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,648,000	53,155,000	39,425,000
Minority interest in net income	910,000	848,000	738,000
Equity in earnings of affiliates, net of distributions	(483,000)	148,000	(3,164,000)
Gain on sale of assets	—	—	(609,000)
Deferred income taxes	(671,000)	1,683,000	3,105,000
Cumulative effect of change in accounting principle	—	1,577,000	—
Other liabilities	(1,666,000)	1,190,000	(1,341,000)
Changes in working capital components:
Accounts receivable	(19,171,000)	(2,938,000)	(12,379,000)
Inventories, prepaid expenses and other	(9,361,000)	(5,109,000)	(6,601,000)
Accounts payable and accrued expenses	15,112,000	10,829,000	(1,192,000)
Payable to general partner	898,000	(1,773,000)	702,000
Net cash provided by operating activities	132,331,000	141,967,000	91,762,000
Investing activities:
Acquisitions, net of cash acquired	(41,853,000)	(1,644,000)	(468,477,000)
Capital expenditures	(42,214,000)	(44,741,000)	(31,101,000)
Proceeds from sale of assets	—	—	1,107,000
Other, net	1,327,000	(1,109,000)	306,000
Net cash used in investing activities	(82,740,000)	(47,494,000)	(498,165,000)
Financing activities:
Issuance of debt	51,080,000	291,377,000	746,087,000
Payments of debt	—	(382,831,000)	(426,647,000)
Distributions, including minority interest	(106,598,000)	(98,243,000)	(74,439,000)
Net proceeds from issuance of limited partnership units	—	109,056,000	175,527,000
Net cash provided by (used in) financing activities	(55,518,000)	(80,641,000)	420,528,000
Effect of exchange rate changes on cash	1,637,000	2,766,000	—
Increase (decrease) in cash and cash equivalents	(4,290,000)	16,598,000	14,125,000
Cash and cash equivalents at beginning of period	38,626,000	22,028,000	7,903,000
Cash and cash equivalents at end of period	$34,336,000	$38,626,000	$22,028,000

Supplemental cash flow information - cash paid for interest	$41,321,000	$34,818,000	$25,942,000

See notes to consolidated financial statements.

Exhibit 99.1 page 52

KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

			Accumulated
			Other
	Limited	General	Comprehensive		Comprehensive
	Partners	Partner (a)	Income	Total	Income

Partners’ capital at January 1, 2002	$220,336,000	$1,027,000	$(1,846,000)	$219,517,000

2002 income allocation	67,440,000	5,638,000	—	73,078,000	$73,078,000
Distributions declared	(73,415,000)	(5,649,000)	—	(79,064,000)	—
Issuance of units, net of offering costs	175,527,000	—	—	175,527,000	—
Foreign currency translation adjustment	—	—	3,226,000	3,226,000	3,226,000
Comprehensive income for the year					$76,304,000
Partners’ capital at December 31, 2002	389,888,000	1,016,000	1,380,000	392,284,000

2003 income allocation	73,931,000	8,426,000	—	82,357,000	$82,357,000
Distributions declared	(93,448,000)	(8,546,000)	—	(101,994,000)	—
Issuance of units, net of offering costs	109,056,000	—	—	109,056,000	—
Foreign currency translation adjustment	—	—	12,535,000	12,535,000	12,535,000
Interest rate hedging transaction	—	—	(1,667,000)	(1,667,000)	(1,667,000)
Comprehensive income for the year					$93,225,000

Partners’ capital at December 31, 2003	479,427,000	896,000	12,248,000	492,571,000

2004 income allocation	80,397,000	9,718,000	—	90,115,000	$90,115,000
Distributions declared	(96,438,000)	(9,792,000)	—	(106,230,000)	—
Foreign currency translation adjustment	—	—	3,808,000	3,808,000	3,808,000
Interest rate hedging transaction	—	—	178,000	178,000	178,000
Amortization of restricted limited partnership units	55,000	—	—	55,000	—
Comprehensive income for the year					$94,101,000
Partners’ capital at December 31, 2004	$463,441,000	$822,000	$16,234,000	$480,497,000
Limited partnership units outstanding at January 1, 2002	20,285,090	—	—	20,285,090
Units issued in 2002	4,910,000	—	—	4,910,000
Limited Partnership units outstanding at December 31, 2002	25,195,090	—	—	25,195,090
Units issued in 2003	3,122,500	—	—	3,122,500
Limited partnership units outstanding at December 31, 2003	28,317,590	—	—	28,317,590
Units issued in 2004	10,000	—	—	10,000
Limited partnership units outstanding at December 31, 2004	28,327,590	—	—	28,327,590

(a) KPL owns a combined 2% interest in the Partnership as general partner.

See notes to consolidated financial statements.

Exhibit 99.1 page 53

KANEB PIPE LINE PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                       PARTNERSHIP ORGANIZATION

General

Kaneb Pipe Line Partners, L.P. (the “Partnership”), a master limited partnership, owns and operates a refined petroleum products and fertilizer pipeline business, a petroleum products and specialty liquids storage and terminaling business and a petroleum product sales operation. Kaneb Pipe Line Company LLC (“KPL”), a wholly owned subsidiary of Kaneb Services LLC (“KSL”), manages and controls the Partnership through its general partners interest and a 18% (at December 31, 2004) limited partner interest. The Partnership operates through Kaneb Pipe Line Operating Partnership, L.P. (“KPOP”), a limited partnership in which the Partnership holds a 99% interest as limited partner. KPL owns a 1% interest as general partner of the Partnership and a 1% interest as general partner of KPOP. KPL’s 1% interest in KPOP is reflected as the minority interest in the financial statements.

Valero L.P. Merger Agreement

On October 31, 2004, Valero L.P. and the Partnership entered into a definitive agreement to merge (the “KPP Merger”)Valero L.P. and the Partnership. Under the terms of the agreement, each holder of units of limited partnership interests in the Partnership will receive a number of Valero L.P. common units based on an exchange ratio that fluctuates within a fixed range to provide $61.50 in value of Valero L.P. units for each unit of the Partnership. The actual exchange ratio will be determined at the time of the closing of the proposed merger and is subject to a fixed value collar of plus or minus five percent of Valero L.P.’s per unit price of $57.25 as of October 7, 2004. Should Valero L.P.’s per unit price fall below $54.39 per unit, the exchange ratio will remain fixed at 1.1307 Valero L.P. units for each unit of the Partnership. Likewise, should Valero L.P.’s per unit price exceed $60.11 per unit of the Partnership, the exchange ratio will remain fixed at 1.0231 Valero L.P. units for each unit of the Partnership.

In a separate definitive agreement, on October 31, 2004, Valero L.P. agreed to acquire by merger (the “KSL Merger”) all of the outstanding common shares of KSL for cash. Under the terms of that agreement, Valero L.P. is offering to purchase all of the outstanding shares of KSL at $43.31 per share.

The completion of the KPP Merger is subject to the customary regulatory approvals including those under the Hart-Scott-Rodino Antitrust Improvements Act. The completion of the KPP Merger is also subject to completion of the KSL Merger. All required unitholder and shareholder approvals have been obtained. Upon completion of the mergers, the general partner of the combined partnership will be owned by affiliates of Valero Energy Corporation and the Partnership and KSL will become wholly owned subsidiaries of Valero L.P.

Issuance of Limited Partnership Units

In March of 2003, the Partnership issued 3,122,500 limited Partnership units in a public offering at $36.54 per unit, generating approximately $109.1 million in net proceeds. The proceeds were used to reduce bank borrowings (See Note 5).

In November of 2002, the Partnership issued 2,095,000 limited Partnership units in a public offering at $33.36 per unit, generating approximately $66.7 million in net proceeds. The offering proceeds were used to reduce bank borrowings for the November 2002 fertilizer pipeline acquisition (see Notes 3 and 5).

In May of 2002, the Partnership issued 1,565,000 limited Partnership units in a public offering at a price of $39.60 per unit, generating approximately $59.1 million in net proceeds. A portion of the offering proceeds were used to fund its September 2002 acquisition of the Australia and New Zealand terminals (see Note 3).

In January of 2002, the Partnership issued 1,250,000 limited Partnership units in a public offering at $41.65 per unit, generating approximately $49.7 million in net proceeds. The proceeds were used to reduce borrowings under the Partnership’s revolving credit agreement (see Note 5).

2.                                       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are followed by the Partnership in the preparation of the consolidated financial statements.

Cash and Cash Equivalents

The Partnership’s policy is to invest cash in highly liquid investments with original maturities of three months or less. Accordingly, uninvested cash balances are kept at minimum levels. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

Exhibit 99.1 page 54

Inventories

Inventories consist primarily of petroleum products purchased for resale in the product sales operations and are valued at the lower of cost or market. Cost is determined by using the weighted-average cost method.

Property and Equipment

Property and equipment are carried at historical cost. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provided on a straight-line basis at rates based upon expected useful lives of various classes of assets, as disclosed in Note 4. The rates used for pipeline and storage facilities are the same as those which have been promulgated by the Federal Energy Regulatory Commission. Upon disposal of assets depreciated on an individual basis, the gains and losses are included in current operating income. Upon disposal of assets depreciated on a group basis, unless unusual in nature or amount, residual cost, less salvage, is charged against accumulated depreciation.

Effective January 1, 2002, the Partnership adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on the consolidated financial statements of the Partnership. Under SFAS No. 144, the carrying value of property and equipment is periodically evaluated using undiscounted future cash flows as the basis for determining if impairment exists. To the extent impairment is indicated to exist, an impairment loss will be recognized based on fair value.

Revenue and Income Recognition

The pipeline business provides pipeline transportation of refined petroleum products, liquified petroleum gases, and anhydrous ammonia fertilizer. Pipeline revenues are recognized as services are provided. The Partnership’s terminaling services business provides terminaling and other ancillary services. Storage fees are generally billed one month in advance and are reported as deferred income. Terminaling revenues are recognized in the month services are provided. Revenues for the product sales business are recognized when product is sold and title and risk pass to the customer.

Foreign Currency Translation

The Partnership translates the balance sheet of its foreign subsidiaries using year-end exchange rates and translates income statement amounts using the average exchange rates in effect during the year. The gains and losses resulting from the change in exchange rates from year to year have been reported separately as a component of accumulated other comprehensive income (loss) in Partners’ Capital. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of income. The local currency is considered to be the functional currency, except in the Netherland Antilles and Canada, where the U.S. dollar is the functional currency.

Excess of Cost Over Fair Value of Net Assets of Acquired Business

Effective January 1, 2002, the Partnership adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill (excess of cost over fair value of net assets of acquired business) and other intangible assets with indefinite lives. Under SFAS No. 142, intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. At December 31, 2004, the Partnership had no intangible assets subject to amortization under SFAS No. 142. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. SFAS No. 142 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If an impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. Based on valuations and analysis performed by the Partnership at initial adoption date and at each annual evaluation date, including December 31, 2004, the Partnership determined that the implied fair value of its goodwill exceeded carrying value and, therefore, no impairment charge was necessary.

Environmental Matters

Environmental expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Partnership’s commitment to a formal plan of action.

Asset Retirement Obligations

Effective January 1, 2003, the Partnership adopted SFAS No. 143 “Accounting for Asset Retirement Obligations”, which establishes requirements for the removal-type costs associated with asset retirements. At the initial adoption date of SFAS No. 143, the Partnership recorded an asset retirement obligation of approximately $5.5 million and recognized a cumulative effect of change in accounting principle of $1.6 million for its legal obligations to dismantle, dispose of, and restore certain leased pipeline and terminaling facilities, including petroleum and chemical storage tanks, terminaling facilities and barges. The Partnership did not record a retirement obligation for certain of its pipeline and terminaling assets because sufficient information is presently not available to estimate a range of potential settlement dates for the obligation. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the obligation. At December 31, 2004, the Partnership had no assets which were legally restricted for purposes of settling asset retirement obligations. The effect of SFAS No. 143, assuming adoption on January 1, 2002, was not material to the results of operations of the Partnership for the years ended December 31, 2004, 2003 and 2002. For the years ended December 31, 2004 and 2003, accretion expense of $0.2 million and $0.4 million, respectively, was included in operating costs.

Exhibit 99.1 page 55

Comprehensive Income

The Partnership follows the provisions of SFAS No. 130, “Reporting Comprehensive Income”, for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires additional disclosure and does not affect the Partnership’s financial position or results of operations.

Income Taxes

Income (loss) before income tax expense and extraordinary items, is made up of the following components:

	Year Ended December 31,
	2004	2003	2002

Partnership operations	$75,007,000	$70,256,000	$70,876,000
Corporate operations:
Domestic	(4,888,000)	(3,055,000)	2,046,000
Foreign	23,278,000	21,956,000	4,239,000
	$93,397,000	$89,157,000	$77,161,000

Partnership operations are not subject to federal or state income taxes. However, certain operations of terminaling operations are conducted through wholly-owned corporate subsidiaries which are taxable entities. The provision for income taxes for the periods ended December 31, 2004, 2003 and 2002 primarily consists of U.S. and foreign income taxes of $3.3 million, $5.2 million and $4.1 million, respectively. The net deferred tax liability of $21.5 million, $20.6 million and $17.8 million at December 31, 2004, 2003 and 2002, respectively, consists of deferred tax liabilities of $35.1 million, $48.8 million and $41.7 million, respectively, and deferred tax assets of $13.6 million, $28.2 million and $23.9 million, respectively. The deferred tax liabilities consist primarily of tax depreciation in excess of book depreciation. The deferred tax assets consist primarily of net operating loss carryforwards.The U.S.corporate operations have net operating loss carryforwards for tax purposes totaling approximately $42.8 million, which are subject to various limitations on use and expire in years 2008 through 2023.

On June 1, 1989, the governments of the Netherlands Antilles and St. Eustatius approved a Free Zone and Profit Tax Agreement retroactive to January 1, 1989, which expired on December 31, 2000. This agreement required a subsidiary of the Partnership, which was acquired with Statia on February 28, 2002 (see Note 3), to pay a 2% rate on taxable income, as defined therein, or a minimum payment of 500,000 Netherlands Antilles guilders ($0.3 million) per year. The agreement further provided that any amounts paid in order to meet the minimum annual payment were available to offset future tax liabilities under the agreement to the extent that the minimum annual payment is greater than 2% of taxable income. The subsidiary is currently engaged in discussions with representatives appointed by the Island Territory of St. Eustatius regarding the renewal or modification of the agreement, but the ultimate outcome cannot be predicted at this time. The subsidiary has accrued amounts assuming a new agreement becomes effective, and continues to make payments, as required, under the previous agreement.

Since the income or loss of the operations which are conducted through limited partnerships will be included in the tax returns of the individual partners of the Partnership, no provision for income taxes has been recorded in the accompanying financial statements on these earnings. The tax returns of the Partnership are subject to examination by federal and state taxing authorities. If any such examination results in adjustments to distributive shares of taxable income or loss, the tax liability of the partners would be adjusted accordingly.

The tax attributes of the Partnership’s net assets flow directly to each individual partner. Individual partners will have different investment bases depending upon the timing and prices of acquisition of Partnership units. Further, each partner’s tax accounting, which is partially dependent upon their individual tax position, may differ from the accounting followed in the financial statements. Accordingly, there could be significant differences between each individual partner’s tax basis and their proportionate share of the net assets reported in the financial statements. SFAS No. 109, “Accounting for Income Taxes,” requires disclosure of the aggregate difference in the basis of its net assets for financial and tax reporting purposes. Management of the Partnership does not believe that, in the Partnership’s circumstances, the aggregate difference would be meaningful information.

Cash Distributions

The Partnership makes quarterly distributions of 100% of its available cash, as defined in the Partnership agreement, to holders of limited partnership units and KPL. Available cash consists generally of all the cash receipts of the Partnership, plus the beginning cash balance, less all of its cash disbursements and reserves. The Partnership expects to make distributions of all available cash within 45 days after the end of each quarter to unitholders of record on the applicable record date. Distributions of $3.405, $3.30 and $3.16 per unit were declared and paid to unitholders with respect to the years ended December 31, 2004, 2003 and 2002, respectively.

Exhibit 99.1 page 56

Allocation of Net Income and Earnings

Net income or loss is allocated between limited partner interests and the general partner pro rata based on the aggregate amount of cash distributions declared (including general partner incentive distributions). Beginning in 1997, distributions by the Partnership of its available cash reached the Second Target Distribution, as defined in the Partnership agreement, which entitled the general partner to certain incentive distributions at different levels of cash distributions. Earnings per unit shown on the consolidated statements of income are calculated by dividing the amount of limited partners’ interest in net income, by the weighted average number of units outstanding.

Derivative Instruments

The Partnership follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which establishes the accounting and reporting standards for such activities. Under SFAS No. 133, companies must recognize all derivative instruments on their balance sheet at fair value. Changes in the value of derivative instruments, which are considered hedges, are offset against the change in fair value of the hedged item through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. SFAS No. 133 requires that unrealized gains and losses on derivatives not qualifying for hedge accounting be recognized currently in earnings.

On May 19, 2003, KPOP issued $250 million of 5.875% senior unsecured notes due June 1, 2013 (see Note 5.) In connection with the offering, on May 8, 2003, KPOP entered into a treasury lock contract for the purpose of locking in the US Treasury interest rate component on $100 million of the debt. The treasury lock contract, which qualified as a cash flow hedging instrument under SFAS No. 133, was settled on May 19, 2003 with a cash payment by KPOP of $1.8 million. The settlement cost of the contract has been recorded as a component of accumulated other comprehensive income and is being amortized, as interest expense, over the life of the debt. For the years ended December 31, 2004 and 2003, $0.2 million and $0.1 million, respectively, of amortization is included in interest expense.

In September of 2002, KPOP entered into a treasury lock contract, maturing on November 4, 2002, for the purpose of locking in the US Treasury interest rate component on $150 million of anticipated thirty-year public debt offerings. The treasury lock contract originally qualified as a cash flow hedging instrument under SFAS No. 133. In October of 2002, KPOP, due to various market factors, elected to defer issuance of the public debt securities, effectively eliminating the cash flow hedging designation for the treasury lock contract. On October 29, 2002, the contract was settled resulting in a net realized gain of $3.0 million, which was recognized as a component of interest and other income. Estimates

The preparation of the Partnership’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Effective January 1, 2003, the Partnership adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which requires that all restructurings initiated after December 31, 2002 be recorded when they are incurred and can be measured at fair value. The adoption of SFAS No. 146 had no effect on the consolidated financial statements of the Partnership.

The Partnership has adopted the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107, and a rescission of FASB Interpretation No. 34.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The application of this interpretation had no effect on the consolidated financial statements of the Partnership.

In December 2003, the FASB issued Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities (FIN 46R), primarily to clarify the required accounting for interests in variable interest entities (VIEs). This standard replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, that was issued in January 2003 to address certain situations in which a company should include in its financial statements the assets, liabilities and activities of another entity. For the Partnership, application of FIN 46R is required for interests in certain VIEs that are commonly referred to as special-purpose entities, or SPEs, as of December 31, 2003 and for interests in all other types of VIEs as of March 31, 2004. The application of FIN 46R did not have a material impact on the consolidated financial statements of the Partnership.

Exhibit 99.1 page 57

The Partnership has adopted the provisions of SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which amends and clarifies financial accounting and reporting for derivative instruments and hedging activities. The adoption of SFAS No. 149, which was effective for derivative contracts and hedging relationships entered into or modified after June 30, 2003, had no impact on the Partnership’s consolidated financial statements.

On July 1, 2003, the Partnership adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which requires certain financial instruments, which were previously accounted for as equity, to be classified as liabilities. The adoption of SFAS No. 150 had no effect on the consolidated financial statements of the Partnership.

3.             ACQUISITIONS

On December 24, 2002, the Partnership acquired a 400-mile petroleum products pipeline and four terminals in North Dakota and Minnesota from Tesoro Refining and Marketing Company for approximately $100 million in cash, subject to normal post-closing adjustments. The acquisition was initially funded with bank debt (see Note 5). Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

On November 1, 2002, the Partnership acquired an approximately 2,000-mile anhydrous ammonia pipeline system from Koch Pipeline Company, L.P. for approximately $139 million in cash. This fertilizer pipeline system originates in southern Louisiana, proceeds north through Arkansas and Missouri, and then branches east into Illinois and Indiana and north and west into Iowa and Nebraska. The acquisition was initially funded with bank debt (see Note 5). The results of operations and cash flows of the acquired business are included in the consolidated financial statements of the Partnership since the date of acquisition. Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

On September 18, 2002, the Partnership acquired eight bulk liquid storage terminals in Australia and New Zealand from Burns Philp & Co. Ltd. for approximately $47 million in cash. The results of operations and cash flows of the acquired business are included in the consolidated financial statements of the Partnership since the date of acquisition. Based on the evaluations performed, no amounts were assigned to goodwill or to other intangible assets in the purchase price allocation.

On February 28, 2002, the Partnership acquired all of the liquids terminaling subsidiaries of Statia Terminals Group NV (“Statia”) for approximately $178 million in cash (net of acquired cash). The acquired Statia subsidiaries had approximately $107 million in outstanding debt, including $101 million of 11.75% notes due in November 2003. The cash portion of the purchase price was initially funded by the Partnership’s revolving credit agreement and proceeds from KPOP’s February 2002 public debt offering (see Note 5). In April of 2002, the Partnership redeemed all of Statia’s 11.75% notes at 102.938% of the principal amount, plus accrued interest. The redemption was funded by the Partnership’s revolving credit facility (see Note 5). Under the provisions of the 11.75% notes, the Partnership incurred a $3.0 million prepayment penalty, of which $2.0 million was recognized as loss on debt extinguishment in 2002.

The results of operations and cash flows of Statia are included in the consolidated financial statements of the Partnership since the date of acquisition. Based on the valuations performed, no amounts were assigned to goodwill or to other tangible assets. A summary of the allocation of the Statia purchase price, net of cash acquired, is as follows:

Current assets	$10,898,000
Property and equipment	320,008,000
Other assets	53,000
Current liabilities	(39,052,000)
Long-term debt	(107,746,000)
Other liabilities	(5,957,000)
Purchase price	$178,204,000

Exhibit 99.1 page 58

4.             PROPERTY AND EQUIPMENT

The cost of property and equipment is summarized as follows:

	Estimated
	Useful
	Life	December 31,
	(Years)	2004	2003
Land	—	$84,878,000	$75,912,000
Buildings	25 - 35	39,077,000	36,229,000
Pipeline and terminaling equipment	15 - 40	1,187,323,000	1,115,458,000
Marine equipment	15 - 30	87,937,000	87,204,000
Furniture and fixtures	5 - 15	15,201,000	11,388,000
Transportation equipment	3 - 6	7,790,000	7,360,000
Construction work-in-progress	—	28,766,000	26,768,000
Total property and equipment		1,450,972,000	1,360,319,000
Less accumulated depreciation		302,381,000	247,349,000
Net property and equipment		$1,148,591,000	$1,112,970,000

5. LONG-TERM DEBT

Long-term debt is summarized as follows:

	December 31,
	2004	2003
$400 million revolving credit facility, due in April of 2006	$95,669,000	$54,169,000
$250 million 5.875% senior unsecured notes, due in June of 2013	250,000,000	250,000,000
$250 million 7.75% senior unsecured notes, due in February of 2012.	250,000,000	250,000,000
Term loans, due in April of 2006	40,770,000	29,243,000
Australian bank facility, due in April of 2006	35,513,000	34,284,000
Total long-term debt	$671,952,000	$617,696,000

In April of 2003, the Partnership entered into a credit agreement with a group of banks that provides for a $400 million unsecured revolving credit facility through April of 2006. The credit facility, which provides for an increase in the commitment up to an aggregate of $450 million by mutual agreement between the Partnership and the banks, bears interest at variable rates and has a variable commitment fee on unused amounts. The credit facility contains certain financial and operating covenants, including limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, does not restrict distributions to unitholders. At December 31, 2004, the Partnership was in compliance with all covenants. Initial borrowings on the credit agreement ($324.2 million) were used to repay all amounts outstanding under the Partnership’s $275 million credit agreement and $175 million bridge loan agreement. At December 31, 2004, $95.7 million was outstanding under the credit agreement.

On May 19, 2003, KPOP issued $250 million of 5.875% senior unsecured notes due June 1, 2013. The net proceeds from the public offering, $247.6 million, were used to reduce amounts due under the revolving credit agreement. Under the note indenture, interest is payable semi-annually in arrears on June 1 and December 1 of each year. The notes are redeemable, as a whole or in part, at the option of KPOP, at any time, at a redemption price equal to the greater of 100% of the principal amount of the notes, or the sum of the present value of the remaining scheduled payments of principal and interest, discounted to the redemption date at the applicable U.S. Treasury rate, as defined in the indenture, plus 30 basis points. The note indenture contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, such covenants do not restrict distributions to unitholders. At December 31, 2004, the Partnership was in compliance with all covenants.

Exhibit 99.1 page 59

In February of 2002, KPOP issued $250 million of 7.75% senior unsecured notes due February 15, 2012. The net proceeds from the public offering, $248.2 million, were used to repay the Partnership’s revolving credit agreement and to partially fund the Statia acquisition (see Note 3). Under the note indenture, interest is payable semi-annually in arrears on February 15 and August 15 of each year. The notes are redeemable, as a whole or in part, at the option of KPOP, at any time, at a redemption price equal to the greater of 100% of the principal amount of the notes, or the sum of the present value of the remaining scheduled payments of principal and interest, discounted to the redemption date at the applicable U.S. Treasury rate, as defined in the indenture, plus 30 basis points. The note indenture contains certain financial and operational covenants, including certain limitations on investments, sales of assets and transactions with affiliates and, absent an event of default, such covenants do not restrict distributions to unitholders. At December 31, 2004, the Partnership was in compliance with all covenants.

6.             COMMITMENTS AND CONTINGENCIES

Total rent expense under operating leases amounted to $9.4 million, $14.5 million and $13.4 million for the years ended December 31, 2002, 2003 and 2004, respectively.

The following is a schedule by years of future minimum lease payments under operating leases as of December 31, 2004:

Year ending December 31:
2005	$9,756,000
2006	8,536,000
2007	6,181,000
2008	5,279,000
2009	4,013,000
Thereafter	18,140,000
Total minimum lease payments	$51,905,000

The operations of the Partnership are subject to federal, state and local laws and regulations in the United States and the various foreign locations relating to protection of the environment. Although the Partnership believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by the Partnership. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership, could result in substantial costs and liabilities to the Partnership. The Partnership has recorded an undiscounted reserve for environmental claims in the amount of $23.0 million at December 31, 2004, including $16.9 million related to acquisitions of pipelines and terminals. During 2004, 2003 and 2002, respectively, the Partnership incurred $6.7 million, $2.1 million and $2.4 million of costs related to such acquisition reserves and reduced the liability accordingly.

KPL has indemnified the Partnership against liabilities for damage to the environment resulting from operations of the pipeline prior to October 3, 1989 (the date of formation of the Partnership). The indemnification does not extend to any liabilities that arise after such date to the extent that the liabilities result from changes in environmental laws and regulations.

Certain subsidiaries of the Partnership were sued in a Texas state court in 1997 by Grace Energy Corporation (“Grace”), the entity from which the Partnership acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from jet fuel leaks in the early 1970’s from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts (the “Otis pipeline” or the “pipeline”), ceased operations in 1973 and was abandoned before 1978, when the connecting terminal was sold to an unrelated entity. Grace alleged that subsidiaries of the Partnership acquired the abandoned pipeline as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling from the Texas court that these subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it had incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of the Partnership’s subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

Exhibit 99.1 page 60

At the end of the trial, the jury returned a verdict including findings that (1) Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and (2) the pipeline was abandoned before 1978 — 15 years before the Partnership’s subsidiaries acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from the subsidiaries on its claims seeking recovery of remediation costs. Although the Partnership’s subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by the Partnership’s subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of the subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company (successor to Grace Petroleum Company) wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of more than $1.5 million. Both the Partnership’s subsidiaries and Grace have appealed the trial court’s final judgment to the Texas Court of Appeals in Dallas. In particular, the subsidiaries have filed an appeal of the judgment finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay of actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, the Partnership’s subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

The Otis Air Force Base is a part of the Massachusetts Military Reservation (“MMR Site”), which has been declared a Superfund Site pursuant to CERCLA. The MMR Site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR Site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. The Partnership’s subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and the Partnership’s subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

By letter dated July 26, 2001, the United States Department of Justice (“DOJ”) advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government’s response costs at the two spill areas discussed above. The DOJ relied in part on the Texas state court judgment, which in the DOJ’s view, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believes it has incurred costs exceeding $40 million, and expects to incur future costs exceeding an additional $22 million, for remediation of the two spill areas. The Partnership believes that its subsidiaries have substantial defenses. ST Services responded to the DOJ on September 6, 2001, contesting the Government’s positions and declining to reimburse any response costs. The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs. Representatives of ST Services have met with representatives of the Government on several occasions since September 6, 2001 to discuss the Government’s claims and to exchange information related to such claims. Additional exchanges of information are expected to occur in the future and additional meetings may be held to discuss possible resolution of the Government’s claims without litigation. The Partnership does not believe this matter will have a materially adverse effect on its financial condition, although there can be no assurances as to the ultimate outcome.

On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company (“PEPCO”) ruptured. Work performed with regard to the pipeline was conducted by a partnership of which ST Services is general partner. PEPCO has reported that it has incurred total cleanup costs of $70 million to $75 million. PEPCO probably will continue to incur some cleanup related costs for the foreseeable future, primarily in connection with EPA requirements for monitoring the condition of some of the impacted areas. Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services’ insurance carriers. ST Services and PEPCO have not, however, reached a final agreement regarding ST Services’ proportionate responsibility for this cleanup effort, if any, and cannot predict the amount, if any, that ultimately may be determined to be ST Services’ share of the remediation expense, but ST Services believes that such amount will be covered by insurance and therefore will not materially adversely affect the Partnership’s financial condition.

Exhibit 99.1 page 61

As a result of the rupture, purported class actions were filed against PEPCO and ST Services in federal and state court in Maryland by property and business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act (“OPA”) and Maryland common law. The federal court consolidated all of the federal cases in a case styled as In re Swanson Creek Oil Spill Litigation. A settlement of the consolidated class action, and a companion state-court class action, was reached and approved by the federal judge. The settlement involved creation and funding by PEPCO and ST Services of a $2,250,000 class settlement fund, from which all participating claimants would be paid according to a court-approved formula, as well as a court-approved payment to plaintiffs’ attorneys. The settlement has been consummated and the fund, to which PEPCO and ST Services contributed equal amounts, has been distributed. Participating claimants’ claims have been settled and dismissed with prejudice. A number of class members elected not to participate in the settlement, i.e., to “opt out,” thereby preserving their claims against PEPCO and ST Services. All non-participant claims have been settled for immaterial amounts with ST Services’ portion of such settlements provided by its insurance carrier.

PEPCO and ST Services agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA and of selecting restoration projects. This process was completed in mid-2002. ST Services’ insurer has paid ST Services’ agreed 50 percent share of these assessment costs. In late November 2002, PEPCO and ST Services entered into a Consent Decree resolving the federal and state trustees’ claims for natural resource damages. The decree required payments by ST Services and PEPCO of a total of approximately $3 million to fund the restoration projects and for remaining damage assessment costs. The federal court entered the Consent Decree as a final judgment on December 31, 2002. PEPCO and ST Services have each paid their 50% share and thus fully performed their payment obligations under the Consent Decree. ST Services’ insurance carrier funded ST Services’ payment.

The U.S. Department of Transportation (“DOT”) has issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $647,000 jointly against the two companies. ST Services and PEPCO have contested the DOT allegations and the proposed penalty. A hearing was held before the Office of Pipeline Safety at the DOT in late 2001. In June of 2004, the DOT issued a final order reducing the penalty to $256,250 jointly against ST Services and PEPCO and $74,000 against ST Services. On September 14, 2004, ST Services petitioned for reconsideration of the order.

By letter dated January 4, 2002, the Attorney General’s Office for the State of Maryland advised ST Services that it intended to seek penalties from ST Services in connection with the April 7, 2000 spill. The State of Maryland subsequently asserted that it would seek penalties against ST Services and PEPCO totaling up to $12 million. A settlement of this claim was reached in mid-2002 under which ST Services’ insurer will pay a total of slightly more than $1 million in installments over a five year period. PEPCO has also reached a settlement of these claims with the State of Maryland. Accordingly, the Partnership believes that this matter will not have a material adverse effect on its financial condition.

On December 13, 2002, ST Services sued PEPCO in the Superior Court, District of Columbia, seeking, among other things, a declaratory judgment as to ST Services’ legal obligations, if any, to reimburse PEPCO for costs of the oil spill. On December 16, 2002, PEPCO sued ST Services in the United States District Court for the District of Maryland, seeking recovery of all its costs for remediation of and response to the oil spill. Pursuant to an agreement between ST Services and PEPCO, ST Services’ suit was dismissed, subject to refiling. ST Services has moved to dismiss PEPCO’s suit. ST Services is vigorously defending against PEPCO’s claims and is pursuing its own counterclaims for return of monies ST Services has advanced to PEPCO for settlements and cleanup costs. The Partnership believes that any costs or damages resulting from these lawsuits will be covered by insurance and therefore will not materially adversely affect the Partnership’s financial condition. The amounts claimed by PEPCO, if recovered, would trigger an excess insurance policy which has a $600,000 retention, but the Partnership does not believe that such retention, if incurred, would materially adversely affect the Partnership’s financial condition.

In 2003, Exxon Mobil filed a lawsuit in a New Jersey state court against GATX Corporation, Kinder Morgan Liquid Terminals (“Kinder Morgan”), the successor in interest to GATX Terminals Corporation (“GATX”), and ST Services, seeking reimbursement for remediation costs associated with the Paulsboro, New Jersey terminal. The terminal was owned and operated by Exxon Mobil from the early 1950’s until 1990 when purchased by GATX. ST Services purchased the terminal in 2000 from GATX. GATX was subsequently acquired by Kinder Morgan. As a condition to the sale to GATX in 1990, Exxon Mobil undertook certain remediation obligations with respect to the site. In the lawsuit, Exxon Mobil is claiming that it has complied with its remediation and contractual obligations and is entitled to reimbursement from GATX Corporation, the parent company of GATX, Kinder Morgan, and ST Services for costs in the amount of $400,000 that it claims are related to releases at the site subsequent to its sale of the terminal to GATX. It is also alleging that any remaining remediation requirements are the responsibility of GATX Corporation, Kinder Morgan, or ST Services. Kinder Morgan has alleged that it was relieved of any remediation obligations pursuant to the sale agreement between its predecessor, GATX, and ST Services. ST Services believes that, except for remediation involving immaterial amounts, GATX Corporation or Exxon Mobil are responsible for the remaining remediation of the site. Costs of completing the required remediation depend on a number of factors and cannot be determined at the current time.

A subsidiary of the Partnership purchased the approximately 2,000-mile ammonia pipeline system from Koch Pipeline Company, L.P. and Koch Fertilizer Storage and Terminal Company in 2002. The rates of the ammonia pipeline are subject to regulation by the Surface Transportation Board (the “STB”). The STB had issued an order in May 2000, prescribing maximum allowable rates the Partnership’s predecessor could charge for transportation to certain destination points on the pipeline system. In 2003, the Partnership instituted a 7% general increase to pipeline rates. On August 1, 2003, CF Industries, Inc. (“CFI”) filed a complaint with the STB challenging these rate increases. On August 11, 2004, STB ordered the Partnership to pay reparations to CFI and to return CFI’s rates to the levels permitted under the rate prescription. The Partnership has complied with the order. The STB, however, indicated in the order that it would lift the rate prescription in the event the Partnership could show “materially changed circumstances.” The Partnership has submitted evidence of “materially changed circumstances,” which specifically includes its capital investment in the pipeline. CFI has argued that the Partnership’s acquisition costs should not be considered by the STB as a measure of the Partnership’s investment base. The STB is expected to decide the issue within the second quarter of 2005.

Exhibit 99.1 page 62

Also, on June 16, 2003, Dyno Nobel Inc. (“Dyno”) filed a complaint with the STB challenging the 2003 rate increase on the basis that (i) the rate increase constitutes a violation of a contract rate, (ii) rates are discriminatory and (iii) the rates exceed permitted levels. Dyno also intervened in the CFI proceeding described above. Unlike CFI, Dyno’s rates are not subject to a rate prescription. As of December 31, 2004, Dyno would be entitled to approximately $2 million in rate refunds, should it be successful. The Partnership believes, however, that Dyno’s claims are without merit.

The Partnership has other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. Management of the Partnership believes, after consulting with counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on the financial position, results of operations or liquidity of the Partnership.

7.             RELATED PARTY TRANSACTIONS

The Partnership has no employees and is managed and controlled by KPL. KPL and KSL are entitled to reimbursement of all direct and indirect costs related to the business activities of the Partnership. These costs, which totaled $36.0 million, $36.3 million and $27.3 million for the years ended December 31, 2004, 2003 and 2002, respectively, include compensation and benefits paid to officers and employees of KPL and KSL, insurance premiums, general and administrative costs, tax information and reporting costs, legal and audit fees. Included in this amount is $24.2 million, $26.6 million and $17.7 million of compensation and benefits, paid to officers and employees of KPL and KSL for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, the Partnership paid $0.8 million in 2004, $0.6 million in 2003 and $0.6 million in 2002 for an allocable portion of KPL’s overhead expenses. At December 31, 2004 and 2003, the Partnership owed KPL and KSL $4.5 million and $3.6 million, respectively, for these expenses which are due under normal invoice terms.

8.             BUSINESS SEGMENT DATA

The Partnership conducts business through three principal segments; the “Pipeline Operations,” which consists primarily of the transportation of refined petroleum products and fertilizer in the Midwestern states as a common carrier, the “Terminaling Operations,” which provides storage for petroleum products, specialty chemicals and other liquids, and the “Product Sales Operations”, which delivers bunker fuel to ships in the Caribbean and Nova Scotia, Canada and sells bulk petroleum products to various commercial interests.

The Partnership measures segment profit as operating income. Total assets are those assets controlled by each reportable segment. Business segment data is as follows:

Exhibit 99.1 page 63

	Year Ended December 31,
	2004	2003	2002
Business segment revenues:
Pipeline operations	$119,803,000	$119,633,000	$82,698,000
Terminaling operations	259,352,000	234,958,000	205,971,000
Product sales operations	269,054,000	215,823,000	97,961,000
	$648,209,000	$570,414,000	$386,630,000
Business segment profit:
Pipeline operations	$48,853,000	$51,860,000	$38,623,000
Terminaling operations	74,663,000	66,532,000	65,040,000
Product sales operations	13,274,000	10,109,000	2,058,000
Operating income	136,790,000	128,501,000	105,721,000
Interest and other income	267,000	261,000	3,570,000
Interest expense	(42,750,000)	(38,757,000)	(28,110,000)
Loss on debt extinguishment	—	—	(3,282,000)
Income before minority interest, income taxes and cumulative effect of change in accounting principle	$94,307,000	$90,005,000	$77,899,000
Business segment assets:
Depreciation and amortization:
Pipeline operations	$14,538,000	$14,117,000	$6,408,000
Terminaling operations	41,232,000	38,089,000	32,368,000
Product sales operations	878,000	949,000	649,000
	$56,648,000	$53,155,000	$39,425,000
Capital expenditures (excluding acquisitions):
Pipeline operations	$10,334,000	$9,584,000	$9,469,000
Terminaling operations	29,511,000	34,572,000	20,953,000
Product sales operations	2,369,000	585,000	679,000
	$42,214,000	$44,741,000	$31,101,000
Total assets:
Pipeline operations	$351,195,000	$352,901,000	$352,657,000
Terminaling operations	917,966,000	874,185,000	844,321,000
Product sales operations	56,155,000	37,596,000	18,432,000
	$1,325,316,000	$1,264,682,000	$1,215,410,000

The following geographical area data includes revenues and operating income based on location of the operating segment and net property and equipment based on physical location.

	Year Ended December 31,
	2004	2003	2002
Geographical area revenues:
United States	$251,775,000	$240,518,000	$202,124,000
United Kingdom	29,540,000	26,392,000	23,937,000
Netherlands Antilles	298,273,000	241,693,000	132,387,000
Canada	43,671,000	41,689,000	23,207,000
Australia and New Zealand	24,950,000	20,122,000	4,975,000
	$648,209,000	$570,414,000	$386,630,000
Geographical area operating income:
United States	$93,965,000	$87,962,000	$82,906,000
United Kingdom	7,704,000	8,583,000	7,318,000
Netherlands Antilles	22,629,000	19,223,000	9,616,000
Canada	5,248,000	6,777,000	4,398,000
Australia and New Zealand	7,244,000	5,956,000	1,483,000
	$136,790,000	$128,501,000	$105,721,000

	December 31,
	2004	2003	2002
Geographical area net property and equipment:
United States	$718,236,000	$693,295,000	$690,178,000
United Kingdom	63,968,000	51,392,000	46,543,000
Netherlands Antilles	211,382,000	217,143,000	224,810,000
Canada	71,374,000	74,995,000	78,789,000
Australia and New Zealand	83,631,000	76,145,000	51,872,000
	$1,148,591,000	$1,112,970,000	$1,092,192,000

Exhibit 99.1 page 64

9.             FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

The estimated fair value of all debt as of December 31, 2004 and 2003 was approximately $728 million and $630 million, as compared to the carrying value of $672 million and $618 million, respectively. These fair values were estimated using discounted cash flow analysis, based on the Partnership’s current incremental borrowing rates for similar types of borrowing arrangements. These estimates are not necessarily indicative of the amounts that would be realized in a current market exchange. See Note 2 regarding derivative instruments.

The Partnership markets and sells its services to a broad base of customers and performs ongoing credit evaluations of its customers. The Partnership does not believe it has a significant concentration of credit risk at December 31, 2004. No customer constituted 10 percent or more of consolidated revenues in 2004, 2003 or 2002.

10.           QUARTERLY FINANCIAL DATA (unaudited)

                Quarterly operating results for 2004 and 2003 are summarized as follows:

	Quarter Ended
	March 31,		June 30,	September 30,	December 31,
2004:
Revenues	$146,413,000		$153,958,000	$167,668,000	$180,170,000
Operating income	$32,562,000		$35,650,000	$34,146,000	$34,432,000
Net income	$20,769,000		$24,286,000	$22,068,000	$22,992,000
Allocation of net income per unit	$0.65		$0.77	$0.69	$0.72
2003:
Revenues	$140,757,000		$146,948,000	$140,404,000	$142,305,000
Operating income	$33,598,000		$33,041,000	$32,016,000	$29,846,000
Net income	$21,829,000	(a)	$22,600,000	$20,120,000	$17,808,000
Allocation of net income per unit	$0.78		$0.73	$0.63	$0.55

(a)                                  Includes cumulative effect of change in accounting principle - adoption of new accounting standard for asset retirement obligations of approximately $1.6 million in expense.

Exhibit 99.1 page 65